Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

the Stockholders of each of

PPC Broadband, Inc.

and

SKT International Holdings B.V.,

as Sellers,

JM Representatives, LLC

as the Seller Representative.

and

Belden Inc.,

as Buyer

December 10, 2012

i

INDEX OF EXHIBITS*

*Exhibits are omitted in accordance with Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted exhibit to the Securities and Exchange Commission upon request.

Form of Transition Services Agreement	Exhibit A
Form of Non-Competition Agreement	Exhibit B
Form of Escrow Agreement	Exhibit C
Form of Release	Exhibit D

INDEX OF DEFINED TERMS

Terms	Defined in Section
accredited investor	3.6(a)
Acquired Company(ies)	Recitals
Affiliate(s)	6.4(a)
Agreement	Preamble
Ancillary Agreements	1.5(f)
Business	Recitals
Business Day	6.4(b)
Buyer(s)	Preamble
Buyer Indemnitees	5.2(a)
Claim Notice	5.6
Closing	1.4
Closing Balance Sheet	1.3(c)
Closing Date	1.4
Closing Date Indebtedness	6.4(c)
Closing Debt Amount	1.2
Closing Net Working Capital Statement	1.3(c)
Closing Net Working Capital	1.3(b)(ii)
Closing Payment	1.2
COBRA	2.8(f)
Code	1.7(b)
Company(ies)	Recitals
Confidential Information	4.8(a)
Current Assets	Schedule 1.3
Current Balance Sheet	2.5(a)
Current Liabilities	Schedule 1.3
Deductible Amount	5.2(b)
Employee Benefit Plans	2.8(b)
Employees	2.8(a)
Employee Transaction Bonus Amount	6.4(d)
Encumbrances	2.14(a)
Environment	6.4(e)
Environmental Law	6.4(f)
ERISA	2.8(b)
Escrow Agent	1.5(d)
Escrow Agreement	1.5(d)
Estimated Closing Net Working Capital	1.3(a)
Evaluation Material	3.8
Extended Representations	5.1
Financial Statements	2.5(a)
Flow of Funds Memorandum	6.4(g)
Fundamental Representations	5.1

v

GAAP	2.5(a)
Governmental Entity	2.3
Hazardous Activity	6.4(h)
Hazardous Material	6.4(i)
Indemnification Escrow Amount	1.2
Indemnified Party	5.6
Indemnifying Party	5.6
Independent Firm	1.3(e)
Initial Purchase Price	1.2
Intellectual Property	2.12(i)
Invention Disclosure	6.4(j)
IRS	1.7(b)
Laws	2.11
Leased Real Property	2.6
Leased Real Property Agreements	2.6
Losses	5.2(a)
made available	6.4(v)
Major Customer	6.4(k)
Major Supplier	6.4(l)
Material Adverse Effect	2.1(b)
Material Contracts	2.13(p)
Net Working Capital	1.3(b)(i)
Non-Competition Agreement	1.5(c)
Non-Fundamental Representation Claims	5.2(c)(i)
Notice of Disagreement	1.3(d)
Ordinary Course of Business	6.4(m)
Owned Intellectual Property	2.12(i)
Owned Real Property	2.6
PBGC	2.8(h)
People’s Republic of China	2.11
Permits	2.11
Permitted Encumbrances	2.14(a)
Person	6.4(n)
Post-Closing Taxes	4.4(c)(v)
Post-Closing Tax Period	4.4(c)(iii)
PPC	Recitals
PPC Shares	Recitals
Pre-Closing Taxes	4.4(c)(iv)
Pre-Closing Tax Period	4.4(c)(i)
Pre-Closing Tax Return	4.4(c)(ii)
Purchase Price	1.2
Qualified Plans	2.8(d)
Real Property	2.6
Related Persons	2.8(b)
reflected on	6.4(w)
Registered IP	2.12(d)

Related Persons	2.8(b)
Section 338 Allocation	1.7(b)
Section 338 Election	1.7(b)
Section 338(h)(10) Election	2.16(l)
Section 338(h)(10) Forms	4.4(g)
Sellers	Preamble
Sellers Indemnitees	5.3(a)
Seller Release	1.5(f)
Seller Representative	Preamble
Seller Representative Reserve Account	1.2
Seller Transaction Expenses	6.4(q)
Senior Executive	2.8(a)
Service Agreements	2.8(a)
set forth in	6.4(w)
Shares	Recitals
SKT	Recitals
SKT Shares	Recitals
Straddle Period	4.4(c)(vii)
Straddle Period Tax Return	4.4(c)(viii)
Survey	6.4(p)
Tail D&O Policy	4.7(b)
Target Net Working Capital	1.3(a)
Tax Return	2.16(i)
Tax Sharing Agreement	2.16(i)
Tax(es)	2.16(i)
Taxing Authority	1.7(a)
Title IV Plan	2.8(c)
to Sellers’ Knowledge	6.4(o)
to the Knowledge of Sellers	6.4(o)
Trade Secrets	4.8(a)(i)
Transfer Taxes	4.4(a)
Transition Services Agreement	1.5(b)
WARN Act	2.9(b)
Wireless Business	4.4(c)(vi)
Wireless Restructuring	4.4(c)(vi)
Working Capital Escrow Amount	1.2

INDEX OF SCHEDULES*

* Schedules are omitted in accordance with Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

Title	Schedule
List of Sellers, Respective Shares and Seller Accounts	A
List of Acquired Companies	1.0
Net Working Capital	1.3
Purchase Price Allocation	1.7(a)
Purchase Price Allocation (Section 338 Election)	1.7(b)
Consents and Approvals (Material Contracts)	2.3
Capitalization	2.4
Financial Statements	2.5(a)
Material Liabilities	2.5(b)
Real Property	2.6
Absence of Certain Changes	2.7
Employees	2.8(a)
Employee Benefit Plans	2.8(b)
ERISA Plans	2.8(c)
Continuing Coverage	2.8(f)
Acceleration of Vesting	2.8(g)
Collective Bargaining	2.9(a)
Labor Matters	2.9(b)
Actions and Proceedings	2.10
Permits	2.11
IP Claims	2.12(b)
IP Encumbrances	2.12(c)
Registered IP	2.12(d)
Registered IP Payments and Actions	2.12(e)
Intellectual Property Licenses	2.12(j)
Intellectual Property Agreements	2.12(k)
Material Contracts	2.13
Title to Assets	2.14(a)
Wireless Assets	2.14(b)
Violations of Environmental Laws and Regulations	2.15
Tax Rulings	2.16(j)
Qualified Subchapter S Subsidiaries	2.16(k)
Purchase & Sale Orders	2.21
Insurance	2.23
Compliance with the FCPA and Export Control and Antiboycott Laws	2.24
Relationships with Related Persons	2.25
Product Recall	2.26(a)
Standard Terms and Conditions	2.26(b)

Buyer Consents and Approvals	3.3
PPC India Employees	4.1(e)
Wireless Restructuring	4.4(c)
Survey	6.4(p)

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of December 10, 2012 (the “Agreement”), by and among the stockholders identified on Schedule A (collectively, the “Sellers”), JM Representatives, LLC, a Delaware limited liability company, as the Seller Representative (the “Seller Representative”), and Belden Inc., a Delaware corporation (“Buyer”).

WITNESSETH:

WHEREAS, Sellers own (i) 100% of the issued and outstanding shares of capital stock (the “PPC Shares”) of PPC Broadband, Inc., a Delaware corporation d/b/a PPC (“PPC”) and (ii) 100% of the issued and outstanding shares of capital stock (the “SKT Shares”, and together with the PPC Shares, the “Shares”) of SKT International Holdings B.V., a company organized under the laws of The Netherlands (“SKT”, and together with PPC, the “Companies” and each sometimes referred to individually as a “Company”);

WHEREAS, the Companies own, directly and indirectly, all of the equity interest in the entities set forth on Schedule 1.0 hereto (such entities collectively with the Companies, the “Acquired Companies” and each an “Acquired Company”);

WHEREAS, the Acquired Companies are engaged in the manufacturing, assembly, and sale of connectors for the broadband industry (the “Business”);

WHEREAS, Sellers desire to sell the PPC Shares to Buyer, and Buyer desires to purchase the PPC Shares from Sellers, in accordance with the provisions of this Agreement; and

WHEREAS, Sellers desire to sell the SKT Shares to Buyer, and Buyer desires to purchase the SKT Shares from Sellers, in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and wishing to be legally bound thereby, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

THE TRANSACTION

Section 1.1 Purchase and Sale of Shares. In accordance with the provisions of this Agreement, at the Closing, the Sellers owning the PPC Shares shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from such Sellers, the PPC Shares, free and clear of all Encumbrances; and the Sellers owning the SKT Shares shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from such Sellers, the SKT Shares, free and clear of all Encumbrances.

Section 1.2 Purchase Price. The purchase price for the Shares shall be equal to Five Hundred Fifteen Million Seven Hundred Thousand Dollars ($515,700,000) (the “Initial Purchase Price”). At the Closing, Buyer shall (i) pay to Sellers by wire transfer of immediately available funds an amount (the “Closing Payment”) equal to the (A) Initial Purchase Price (as adjusted pursuant to Section 1.3(a) below) less (B) the Indemnification Escrow Amount less (C) the Working Capital Escrow Amount less (D) $500,000 (the “Seller Representative Reserve Amount”) less (E) the amount of Closing Date Indebtedness (the “Closing Debt Amount”) less (F) the Employee Transaction Bonus Amount less (G) the Seller Transaction Expenses; (ii) pay to the Escrow Agent an amount equal to Fifty-One Million Five Hundred Thousand Dollars ($51,500,000) (the “Indemnification Escrow Amount”) to be held by the Escrow Agent in accordance with the Escrow Agreement; (iii) pay to the Escrow Agent an amount equal to Three Million Dollars ($3,000,000) (the “Working Capital Escrow Amount”) to be held by the Escrow Agent in accordance with the Escrow Agreement; (iv) pay to PPC the Employee Transaction Bonus Amount to be paid by PPC to certain employees in accordance with the Flow of Funds Memorandum; (v) pay to the Seller Representative to an account designated by the Seller Representative (the “Seller Representative Reserve Account”) the Seller Representative Reserve Amount which shall be used by the Seller Representative as necessary to make payments and reimbursements contemplated by Section 6.1(c); (vi) pay to the lenders of the Closing Date Indebtedness the Closing Debt Amount, if any, and (vii) pay to the Sellers’ advisors, the Seller Transaction Expenses. The Initial Purchase Price is subject to adjustment as provided in Section 1.3 and Section 5.9 (the Initial Purchase Price as so adjusted being referred to herein as the “Purchase Price”). The Purchase Price shall be allocated among and paid to Sellers in proportion to their respective holdings of the Shares as set forth in Schedule A.

Section 1.3 Purchase Price Adjustments.

(a) For the sake of convenience, the parties have agreed to use an estimated Closing Net Working Capital amount of Forty-Six Million Five Hundred Thousand Dollars (US $46,500,000) (the “Estimated Closing Net Working Capital”). Because the Estimated Closing Net Working Capital is more than Thirty Nine Million Five Hundred Thousand Dollars (US $39,500,000) (the “Target Net Working Capital”), the Initial Purchase Price will be increased at the Closing by Seven Million Dollars (US $7,000,000).

(b) As used herein, the following terms shall have the definitions set forth below:

(i) The term “Net Working Capital” shall mean the positive or negative difference between the combined Current Assets of the Acquired Companies (as defined in Schedule 1.3 hereto) minus the combined Current Liabilities of the Acquired Companies (as defined in Schedule 1.3 hereto).

(ii) The term “Closing Net Working Capital” shall mean the Net Working Capital of the Acquired Companies as of the close of business Eastern Time on the Closing Date.

(c) Within sixty (60) calendar days of the Closing Date, Buyer shall prepare and deliver to the Seller Representative unaudited combined balance sheets of the Acquired Companies as of the close of business Eastern Time on the Closing Date (the “Closing Balance Sheet”) and shall include a preliminary unaudited statement of the Closing Net Working Capital (the “Closing Net Working Capital Statement”). The Closing Balance Sheet shall (x) fairly present the combined Current Assets and Current Liabilities of the Acquired Companies of the close of business Eastern Time on the Closing Date in accordance with GAAP applied in a manner consistent with the preparation of the Financial Statements (as hereinafter defined) and Schedule 1.3. The Closing Net Working Capital shall be calculated in the manner described on Schedule 1.3 hereto based upon amounts reflected in the Closing Balance Sheet.

(d) The Closing Balance Sheet and calculation of the Closing Net Working Capital shall become final and binding upon the parties on the earlier of (i) the date the Seller Representative notifies Buyer of its acceptance of the Closing Balance Sheet and calculation of the Closing Net Working Capital or (ii) the thirtieth (30th) calendar day following Seller Representative’s receipt of the Closing Balance Sheet, unless the Seller Representative notifies Buyer in writing prior to such date of its disagreement with any aspect of the Closing Balance Sheet or the calculation of the Closing Net Working Capital (a “Notice of Disagreement”). If delivered, the Notice of Disagreement shall specify in reasonable detail the amount, nature and basis of any such disagreement, including the Seller Representative’s own proposed adjustments to Buyer’s calculation of the Closing Net Working Capital. If a Notice of Disagreement is received by Buyer within thirty (30) calendar days of the Seller Representative’s receipt of the Closing Net Working Capital Statement, then the Closing Net Working Capital amount shall become final and binding only upon the earlier of (A) the date that Buyer and the Seller Representatives resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement, or (B) the date any disputed matters are finally resolved through accounting arbitration pursuant to Section 1.3(e); provided that in no event shall Closing Net Working Capital be less than Buyer’s calculation of Closing Net Working Capital set forth in the Closing Net Working Capital Statement or more than the Seller Representative’s calculation of Closing Net Working Capital set forth on a Notice of Disagreement.

(e) If a Notice of Disagreement shall be duly and timely delivered pursuant to Section 1.3(d), Buyer and the Seller Representative shall, during the thirty (30) days following such delivery, negotiate in good faith in respect of the disputed items. If the Seller Representative and Buyer are unable to resolve any such dispute during such period, the dispute shall be referred to Grant Thornton LLP or any other independent accounting firm of national standing agreed upon by the Seller Representative and Buyer (the “Independent Firm”) for definitive resolution. The Independent Firm shall set forth the procedures for the presentation of evidence (unless Buyer and Seller Representative otherwise agree on the procedures for the presentation of evidence) and shall make its determination and calculation with respect to such dispute in a written report to be delivered to Buyer and Seller Representative within thirty (30) calendar days of its appointment or as soon as commercially practicable. In making such calculation, the Independent Firm shall consider only those items or amounts in the Closing Balance Sheet or Buyer’s calculation of Closing Net Working Capital as to which Seller Representative have disagreed and shall not conduct an independent review. The Independent Firm shall act as an arbitrator, and, subject to the proviso at the end of Section 1.3(d), its determination shall be final and conclusive as between the parties, absent fraud or manifest error. All fees and expenses of the Independent Firm shall be borne (i) by Buyer if the difference between the Closing Net Working Capital (as determined by the Independent Firm) and Buyer’s calculation of the Closing Net Working Capital set forth in the Closing Net Working Capital Statement is greater than the difference between the Closing Net Working Capital (as determined by the Independent Firm) and the Seller Representative’s calculation of the Closing Net Working Capital set forth in the Notice of Disagreement, (ii) by the Seller Representative if the first such difference is less than the second such difference, and (iii) if such differences are equal, then equally by Buyer on the one hand, and the Seller Representative on the other hand.

(f) Within ten (10) Business Days after the Closing Net Working Capital amount becomes final and binding pursuant to Section 1.3(d) or Section 1.3(e), if the Closing Net Working Capital is less than the Estimated Closing Net Working Capital, then Seller Representative and Buyer shall instruct the Escrow Agent to pay the amount of such difference to Buyer from the Working Capital Escrow Amount in immediately available funds to an account designated by Buyer and to instruct the Escrow Agent to pay the remainder of the Working Capital Escrow Amount in immediately available funds to an account designated by the Seller Representative, provided, however, that, if the difference between the Closing Net Working Capital and the Estimated Closing Net Working Capital is greater than the Working Capital Escrow Amount, then Seller Representative and Buyer shall instruct the Escrow Agent to pay the entire Working Capital Escrow Amount in immediately available funds to an account designated by Buyer and Sellers shall be liable to Buyer for the remainder of such shortfall. If the Closing Net Working Capital is more than the Estimated Closing Net Working Capital, then Buyer shall pay the amount of such difference to Sellers in immediately available funds to the accounts designated by Sellers and instruct the Escrow Agent to pay the entire Working Capital Escrow Amount in immediately available funds to any account designated by the Seller Representative. Any payment made pursuant to Section 1.3(f) shall bear interest at a rate equal to five percent (5%) per annum computed on the basis of a 360 day year and based on the actual number of days elapsed since the Closing Date through the date of payment required by this Section 1.3(f).

Section 1.4 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”), including the payment of the Closing Payment and the transfer and sale of the Shares to Buyer, shall take place on the date hereof at the offices of Baker & McKenzie LLP, 1114 Avenue of the Americas, New York, NY 10036 (the “Closing Date”). The Closing shall be deemed to be effective as of the close of business Eastern Time on the Closing Date.

Section 1.5 Deliveries by Sellers. At the Closing, Sellers shall deliver the following to Buyer:

(a) certificates representing the Shares accompanied by stock powers duly executed in blank or other local deed and otherwise in proper form for transfer;

(b) a duly executed counterpart of the Transition Services Agreement substantially in the form attached hereto as Exhibit A (the “Transition Services Agreement”);

(c) a duly executed non-competition agreement in the form attached hereto as Exhibit B (the “Non-Competition Agreement”) duly executed by Dan Mezzalingua and John Mezzalingua;

(d) a duly executed counterpart of the Escrow Agreement with Wilmington Trust Company (the “Escrow Agent”) substantially in the form attached hereto as Exhibit C (the “Escrow Agreement”);

(e) releases from each Seller substantially in the form attached hereto as Exhibit D (each, a “Seller Release”; and together with the Escrow Agreement and the Non-Competition Agreement, the “Ancillary Agreements”).

(f) the articles of incorporation or organization or similar charter documents of each Acquired Company filed with any Governmental Entity in connection with its organization, duly certified as of a recent date by the Secretary of State or other appropriate authority of the jurisdiction of its incorporation or organization (if available in the applicable jurisdiction), together with a certificate dated as of the Closing Date from the Secretary or other director, officer or responsible person of each Acquired Company to the effect that no amendments to such documents have been filed since the date referred to above;

(g) certificates dated as of a date not more than five (5) days prior to the Closing Date as to the good standing of each Acquired Company in the jurisdiction of such Acquired Company’s formation (where the concept of good standing or its equivalent exists);

(h) a receipt for the Closing Payment;

(i) a certificate in compliance with Treasury regulation section 1.1445-2(c)(3) certifying that the interests in the Acquired Companies are not U.S. real property interests;

(j) resignations from those directors of any Acquired Company as requested by Buyer at least five (5) days prior to the Closing Date;

(k) fully executed copies of the agreements entered into in connection with the Wireless Restructuring.

(l) FCPA compliance certificates from such employees of the Acquired Companies as requested by Buyer;

(m) a consulting agreement between Belden and John Mezzalingua in a form reasonably satisfactory to Buyer;

(n) evidence of the termination of PPC’s Stock Appreciation Rights Plan;

(o) copies of all release letters relating to bonus agreements giving rise to the payment of the Employee Transaction Bonus Amount; and

(p) evidence of the repayment of the Acquired Companies term loan facility with HSBC and release of all Encumbrances associated therewith.

Section 1.6 Deliveries by Buyer. At the Closing, Buyer shall deliver the following to Sellers or such other Person as indicated below:

(a) the Closing Payment in immediately available funds by wire transfer as directed in the Flow of Funds Memorandum;

(b) the Indemnification Escrow Amount in immediately available funds by wire transfer to the Escrow Agent;

(c) the Working Capital Escrow Amount in immediately available funds by wire transfer to the Escrow Agent;

(d) the Employee Transaction Bonus Amount in immediately available funds by wire transfer to PPC;

(e) the Seller Representative Reserve Amount to the Seller Representative;

(f) a duly executed counterpart of each other Ancillary Agreement to which Buyer is a party; and

(g) Combined Real Estate Transfer Tax Return (TP-584) prepared, executed and acknowledged by the Buyer in proper form for recording and any other real estate transfer tax forms required by law.

Section 1.7 Purchase Price Allocation.

(a) The Purchase Price shall be allocated among the Shares in the manner set forth on Schedule 1.7(a) hereto. The parties acknowledge that such allocation of the Purchase Price has been negotiated by them at “arms-length” and that Buyer and Sellers shall be bound by such allocation for all Tax purposes, shall not take any position (whether on audits, Tax Returns, before any Governmental Entity or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (“Taxing Authority”) or otherwise) that is inconsistent with such allocation, shall utilize such allocation in any and all Tax filings made by such parties. In the event that the allocation set forth in Schedule 1.7(a) is disputed by any Taxing Authority, the party receiving notice of the dispute shall promptly notify the other parties, and both Sellers and Buyer agree to use their commercially reasonable efforts to defend such allocation in any audit or similar proceeding.

(b) If the Buyer determines that it wishes to make one or more elections under Section 338 of the Internal Revenue Code of 1986, as amended (the “Code”) (such election, the “Section 338 Election”) with respect to any of the Acquired Companies (including the Section 338(h)(10) Election contemplated by Section 4.4(g)), the parties will agree to use the purchase price allocation set forth on Schedule 1.7(b) (the “Section 338 Allocation”) which will be in a manner consistent with sections 338 and 1060 of the Code and the regulations thereunder. The parties acknowledge that the Section 338 Allocation has been negotiated by them at “arms-length” and that Buyer and Sellers shall be bound by the Section 338 Allocation for all Tax and financial accounting purposes, shall not take any position (whether on audits, Tax Returns, before any Taxing Authority or otherwise) that is inconsistent with the Section 338 Allocation, shall utilize the Section 338 Allocation in any and all Tax filings made by such parties and shall complete their respective Internal Revenue Service (“IRS”) Forms 8594 in accordance with the Section 338 Allocation. In the event that the Section 338 Allocation is disputed by any Taxing Authority, the party receiving notice of the dispute shall promptly notify the other parties, and both the Sellers and Buyer agree to use their commercially reasonable efforts to defend the Section 338 Allocation in any audit or similar proceeding.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the disclosure schedules prepared by Sellers and delivered to Buyer simultaneously with the execution hereof, each Seller, jointly and severally, represents and warrants to Buyer that all of the statements contained in this Article II are true and correct as of the date hereof or, if made as of a specified date, as of such date.

Section 2.1 Organization and Good Standing.

(a) Each of the Acquired Companies are duly formed, validly existing and (where applicable) in good standing under the laws of the jurisdiction of their incorporation or formation. Each Acquired Company has all requisite power and authority to own, lease and operate its respective properties, to carry on its business as it is now being conducted, to own or use its assets and to perform all of its obligations under its contracts in all material respects. Each Acquired Company is duly qualified or licensed to do business as a foreign business entity and is in good standing (where such concept exists) in each jurisdiction where the conduct of its business as it is now conducted requires such qualification or licensing, except where the failure to be so duly qualified, licensed and in good standing would not reasonably be expected to have a Material Adverse Effect. Sellers have heretofore made available to Buyer true and complete copies of the certificates of incorporation, bylaws or other constituent documents of each of the Acquired Companies currently in effect, and no Acquired Company is in default or in violation of any such documents.

(b) As used in this Agreement, the term “Material Adverse Effect” means: (A) with respect to the Acquired Companies, any change, event, circumstance, effect or occurrence, individually or in the aggregate, which has been, is or could reasonably be expected to be materially adverse to the assets (including intangible assets), properties, liabilities, business, condition (financial or otherwise) or results of operations of the Acquired Companies, in each case taken as a whole or materially adverse to Buyer’s ability to operate the Acquired Companies immediately after the Closing in the manner operated before Closing; provided, however, that, the determination of Material Adverse Effect shall not include, either alone or in combination: (i) any change, event, circumstance, effect or occurrence resulting from the announcement or public disclosure of the execution of this Agreement and the transactions contemplated hereby, or Buyer’s proposed ownership and operation of the Acquired Companies, including any disruption of customer or supplier relationships or loss of any employees or independent contractors as a result thereof; (ii) any changes (after the date hereof) in accounting policies or practices or any Laws; (iii) any adverse change, event, circumstance, effect or occurrence affecting the economy of the United States or any other country generally or the target markets of the Acquired Companies in particular, provided that the same do not have a materially disproportionate effect on the Acquired Companies; (iv) the effect of any change arising in connection with earthquakes, volcanic eruptions, floods, other acts of God, hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (v) any failure of Acquired Companies to meet any of their internal projections, including any projections previously made available to Buyer; or (vi) the effect of the sale of the Acquired Companies; and (B) with respect to Buyer or Sellers, any change, event, circumstance, effect or occurrence, individually or in the aggregate, which is or could reasonably be expected to be materially adverse to the ability of such party to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

(c) No Acquired Company is a general partner in any partnership or otherwise obligated for the liabilities thereof.

Section 2.2 Authorization; Validity of Agreement.

(a) Each Seller has the full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which such Seller is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by, and no other proceedings on the part of each Seller are necessary to authorize the execution and delivery by, each Seller of this Agreement or the Ancillary Agreements and the consummation by it of the transactions contemplated hereby and thereby. This Agreement has been (and the Ancillary Agreements to which each Seller are a party will be) duly executed and delivered by, each Seller and, assuming due and valid authorization, execution and delivery thereof by Buyer, this Agreement constitutes (and the Ancillary Agreements, when executed and delivered will constitute) the legal, valid and binding obligations of each Seller enforceable against each of them in accordance with their respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) With respect to each Seller that is a trust, the trustees or other fiduciaries thereof who have signed this Agreement and any agreement or certificates in connection herewith on behalf of such trust are the duly appointed trustees, fiduciaries or other representatives of such trust and they have not been removed or replaced from such positions as of the date hereof. The trustees or other fiduciaries of such trust have all the power and authority necessary to own and dispose of the Shares held by such trust. No beneficiary or other remainderman of such trust has heretofore in any way assigned, transferred or encumbered, or permitted the assignment, transfer or other Encumbrance of the Shares (or any interest therein) held by such trust. The execution and delivery of this Agreement and any agreement or certificates in connection herewith by such trustees or fiduciaries and the performance by such trustees or fiduciaries of their obligations hereunder have been duly and validly authorized and approved by all actions required under applicable law relating to such trust and under the terms of the relevant trust instruments. Such trustees and other fiduciaries have full power and authority under the terms of the applicable trust instruments and under any document relating to or applicable to such trust to execute and deliver this Agreement and any agreement or certificates in connection herewith on behalf of such trust and to legally bind such trust to perform its obligations hereunder and thereunder. Neither the execution of this Agreement or any other agreement or certificates in connection herewith by such trust, consummation of the transactions contemplated hereby or thereby nor compliance by such trust with or fulfillment of the terms and conditions hereof or thereof will violate or conflict with any provision of the applicable trust instruments and any other document relating to such trust.

(c) The Wireless Restructuring and all other transactions contemplated thereunder have been approved be all necessary corporate action of the Sellers and the Acquired Companies.

Section 2.3 Consents and Approvals; No Violations. Except as set forth on Schedule 2.3, neither the execution, delivery or performance by each Seller of this Agreement, nor the execution, delivery or performance by each Seller of the Ancillary Agreements to which it is a party, nor the consummation by each Seller of the transactions contemplated hereby or thereby, as applicable, will (i) violate any provision of the certificate of incorporation, bylaws or other constituent documents of the Acquired Companies or any board or shareholder resolution of the Acquired Companies; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Material Contract or Leased Real Property Agreement or other written agreement which is material to the continued operation of the Business consistent with past practice; (iii) violate any order, writ, judgment, injunction or Laws applicable to Sellers or an Acquired Company; (iv) require on the part of Sellers or Acquired Companies any filing or registration with, notification to, or authorization, consent or approval of, any transnational, domestic or foreign federal, state or local, court, arbitration, tribunal, commission, legislative, executive or regulatory authority or agency (a “Governmental Entity”); (v) result in the creation or imposition of any Encumbrance on the Shares or any assets of the Acquired Companies, except for Permitted Encumbrances; or (vi) contravene, conflict with, violate, result in the loss of any benefit to which any Acquired Company is entitled under, or give any Governmental Entity the right to revoke, suspend, cancel, terminate, or modify, any material Permit held by any Acquired Company.

Section 2.4 Capitalization. The capitalization of each Acquired Company as of the date hereof is set forth on Schedule 2.4 hereto. The Shares represent all of the issued and outstanding equity interests of the Companies. Sellers are the sole record holders and beneficial owners of the Shares set forth on Schedule 2.4, free and clear of all Encumbrances. Sellers have the power and authority to sell, transfer, assign and deliver the Shares as provided in this Agreement, and upon the consummation of the Closing, Buyer will be the record and/or beneficial owners of the entire equity interest in each Acquired Company, free and clear of all Encumbrances. Other than as set forth on Schedule 2.4, there are no (i) equity securities of any class of any Acquired Company, or any securities exchangeable into or exercisable for such equity securities, issued, reserved for issuance, or outstanding or (ii) options, warrants, equity securities, calls, rights or other contracts to which an Acquired Company is a party or by which an Acquired Company is bound obligating an Acquired Company to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares or other equity interests of such Acquired Company or any security or rights convertible into or exchangeable or exercisable for any such shares of other equity interests, or obligating an Acquired Company to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right or contract. Except as set forth on Schedule 2.4, neither Sellers nor any Acquired Company is party to any arrangement granting to any Person any appreciation, phantom interest or other similar right with respect to the Shares or any of the Acquired Companies. None of the Shares or any equity securities of the Acquired Companies have been issued in violation of, and none are subject to, any purchase option, call, right of first refusal, preemptive, subscription, or other similar right. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and, where applicable under applicable Law, are fully paid and non-assessable. No outstanding equity securities of any Acquired Company was issued in violation of Law.

Section 2.5 Financial Statements; No Undisclosed Liabilities.

(a) Attached hereto as Schedule 2.5(a) are the following financial statements: (i) an unaudited proforma combined balance sheet of the Acquired Companies for the Business as of November 24, 2012 (the “Current Balance Sheet”) and an unaudited proforma combined statement of income of the Acquired Companies for the Business for the period then ended, and (ii) the audited combined balance sheets of the Acquired Companies for the Business as of December 31, 2011 and 2010, and the audited proforma combined statements of income of the Acquired Companies for the Business for the twelve (12) month periods then ended. The financial statements described in the preceding sentence are referred to herein collectively as the “Financial Statements.” The Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (subject, in the case of the unaudited Financial Statements, to normal year-end adjustments (which will not be material either individually or in the aggregate) and the absence of notes to such statements. The Financial Statements have been prepared from and are materially consistent with the books and records of the Acquired Companies. Subject to the foregoing, the Financial Statements fairly present the financial condition and the results of operations of the Acquired Companies in all material respects as of the respective dates and for the periods indicated therein, prepared in accordance with GAAP (subject, in the case of the unaudited Financial Statements, to normal year-end adjustments (which will not be material either individually or in the aggregate) and the absence of notes to such statements).

(b) Except as described on Schedule 2.5(b) and except (i) as set forth in the Current Balance Sheet, and (ii) for liabilities and obligations incurred by the Acquired Companies in the Ordinary Course of Business consistent with past practice since the date of the Current Balance Sheet, the Acquired Companies do not have (A) any material liabilities of any type or nature, whether accrued, contingent, absolute, determined, determinable or otherwise, of the kind required to be disclosed in financial statements prepared in accordance with GAAP or (B) to Sellers’ Knowledge, any other material liabilities of any type or nature, whether accrued, contingent, absolute, determined, determinable or otherwise, whether or not of the type required to be disclosed in financial statements prepared in accordance with GAAP.

(c) No Acquired Company is obligated under or a party to any surety or similar bonds or similar obligations.

(d) The books of account of each Acquired Company have been made available to Buyer and reflect only actual, bona fide transactions entered into in the Ordinary Course of Business.

Section 2.6 Real Property. Schedule 2.6 sets forth a list of all real property (i) owned by the Acquired Companies in connection with operation of the Business of the Acquired Companies (the “Owned Real Property”) and (ii) leased by the Acquired Companies in connection with the operation of the Business of the Acquired Companies (the “Leased Real Property,” and together with the Owned Real Property, the “Real Property”). Sellers have made available to Buyer true, correct and complete copies of all agreements relating to the Leased Property (the “Leased Real Property Agreements”), which Leased Real Property Agreements are in full force and effect and have not been amended or modified and to Sellers’ Knowledge constitute a legal, valid and binding obligation of the other parties thereto enforceable against them in accordance with its terms, except as set forth in Schedule 2.6. None of the Acquired Companies have entered into any material sublease, license, option, right, concession or other agreement or arrangement granting to any Person the right to use or occupy such Owned Real Property or any portion thereof or interest therein. The Owned Real Property and the Acquired Companies’ interests in the Leased Real Property are held by the respective Acquired Companies free and clear of any Encumbrances, variances, or limitations, other than Permitted Encumbrances. Each parcel of Owned Real Property abuts on, and has direct vehicular access to, a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such Owned Real Property and constituting a part thereof. To Sellers’ Knowledge, certificates of occupancy (or the equivalent under applicable Law) are in full force and effect for each location of Owned Real Property. No Person other than the Acquired Companies has a right to acquire any interest in the Owned Real Property or in the Acquired Companies’ interests in the Leased Real Property. To Sellers’ Knowledge, there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any parcel of Real Property or that would prevent or materially hinder the continued use of any such parcel as presently used by the Acquired Companies. The Acquired Companies do not own or have an interest in any real property other than the Real Property. All special assessments with respect to the Real Property which were due and payable prior to the date hereof have been paid in full or reserved for on the books and records of the Acquired Companies. No Acquired Company has received any written notice of, nor to Sellers’ Knowledge is there, any proposed increase in the assessed valuation of any of the Owned Real Property. There are no Persons in possession of any of the Real Property other than an Acquired Company. All water, sewer, gas, electricity, telephone and other utilities serving the Owned Real Property are adequate for the present operation of the Business. The foundation, structure and roof of each building and improvement comprising a part of the Owned Real Property are in reasonable repair and in sufficient condition for the conduct of the Business as currently conducted, ordinary wear and tear and normal repairs and replacements excepted. No material default and no event which, with the giving of notice, lapse of time or both, would be a material default has occurred under any of the Leased Real Property Agreements. Other than the Leased Real Property, no Acquired Company is a lessee or lessor or sublessee or sublessor of any real property. Except as set forth on Schedule 2.6, there are no setoffs, counterclaims or disputes existing or asserted by the Acquired Companies, or to Sellers’ Knowledge, any landlord, with respect to any of the Leased Real Property Agreements. There are no oral agreements relating to the use or occupancy of the Real Property between an Acquired Company and any other Person.

Section 2.7 Absence of Certain Changes. Except as set forth on Schedule 2.7 or pursuant to the Wireless Restructuring, since the date of the Current Balance Sheet, (i) each Acquired Company has conducted its business in the Ordinary Course of Business consistent with past practice, (ii) there has not been any change, event, circumstance, effect or occurrence that has had or could reasonably be expected to have a Material Adverse Effect, (iii) there has not been any damage, destruction or other casualty loss (whether or not covered by insurance) affecting and material to an Acquired Company, (iv) there has not been any adoption of, amendment to, or material increase or decrease in the payments to or benefits under any Employee Benefit Plan, (v) there has not been any termination or expiration of any contract which would have been a Material Contract had it been in effect as of the date hereof, (vi) there has not been any sale (other than sales of inventory in the Ordinary Course of Business consistent with past practice), lease, other disposition of, or imposition of an Encumbrance (other than Permitted Encumbrances) or any asset owned by an Acquired Company, (vii) there has not been any change in accounting methods used by any Acquired Company, (viii) there has not been any increase in any bonus, salary, benefit or other compensation to or enter into any amendment of any employment severance, bonus, retirement, loss or other contract with, any officer or employee of an Acquired Company other than the bonuses pursuant to which the Employee Transaction Bonus Amount is payable, or (ix) there has not been any other material transaction outside the Ordinary Course of Business involving any Acquired Company.

Section 2.8 Employees; Employee Benefit Plans; Employee Employment Agreements.

(a) Schedule 2.8(a) sets forth a complete list of the names of all current U.S. employees and the employee numbers of all non-U.S. employees of the Acquired Companies who are employed by the Acquired Companies as of the date stated thereon, including, and indicating as such, any such employees who are on authorized leaves of absence, leaves of absence pursuant to legally mandated programs or policies, or short- or long-term disability and any date on which any such employee is expected to return to active employment (the “Employees”), including with respect to each Employee, such Employee’s job title, current salary and bonus amounts, severance obligations, deferred compensation paid or payable, commission information and the geographic location of the facility that is the principal place of employment. Schedule 2.8(a) contains true, complete and correct copies of all written agreements (or true, correct and complete written summaries of oral agreements) with each officer or employee in the United States (other than at-will employees), and each officer or employee in a jurisdiction other than the United States (other than terms and conditions of employment contained in collective bargaining agreements, works council agreements, policies, or implied at law) earning more than $100,000.00 per annum (a “Senior Executive”) with Acquired Companies that relate to compensation for services rendered (or to be rendered), bonus arrangements, severance obligations and deferred compensation (collectively, the “Service Agreements”). Except for the Service Agreements with Senior Executives and for non- US employees, terms and conditions of employment contained in collective bargaining agreement, works council agreements, policies or implied at law, there are no other agreements (written or oral) with any other Senior Executive relating to the provision of services of or to any of the Acquired Companies, bonus payments, severance obligations or deferred compensation.

(b) Schedule 2.8(b) sets forth a complete list of each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and each plan, agreement, practice, program, policy or other arrangement, oral or written, involving or providing for direct or indirect compensation (other than workers’ compensation, unemployment compensation and other governmental programs), including employment, consulting, disability benefits, supplemental unemployment benefits, vacation benefits, severance, bonus, retention bonus, change of control, incentive, deferred compensation, retirement, profit-sharing, post-retirement welfare benefits, tuition, stock options, stock appreciation rights or other equity-related compensation, or other benefits, entered into or maintained or contributed to by the Acquired Companies or any Person that, together with the Acquired Companies, would be deemed a “single employer” (within the meaning of Sections 414(b), (c), (m) and (o) of the Code, such persons being referred to as “Related Persons”), for the benefit of current or former employees, officers, directors or other service providers of the Acquired Companies, or with respect to which the Acquired Companies have any liability (contingent or otherwise) (each of the preceding hereinafter is referred to individually as an “Employee Benefit Plan” and collectively as the “Employee Benefit Plans”). A current, correct and complete copy of all documents which comprise each Employee Benefit Plan (including the most recent summary plan descriptions), and all related trust agreements, funding agreements, and service agreements have been made available to Buyer by Sellers.

(c) Except as set forth on Schedule 2.8(c), no Employee Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, no Employee Benefit Plan is a “multiemployer plan” as defined in Section 4001(a) of ERISA or Section 3(37) of ERISA, and no Acquired Company or Related Person maintains or contributes to, or has ever maintained or contributed to, an employee pension benefit plan subject to Title IV of ERISA (“Title IV Plan”), including, without limitation, any “multiemployer plan” as defined in Section 3(37) or 4001(a) of ERISA. With respect to each Employee Benefit Plan that is a “multiemployer plan” (within the meaning of Section 3(37) or Section 4001(a) of ERISA), no Seller, Acquired Company or Related Person has any actual or potential withdrawal liability (including, without limitation, any contingent liability) from any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any such multiemployer plan.

(d) Each of the Employee Benefit Plans that is intended to be qualified under Section 401(a) of the Code (“Qualified Plans”) is the subject of a favorable determination letter from the IRS to such effect, and to the Knowledge of Sellers, nothing has occurred, whether by action or inaction, which could cause any such plan to not be so qualified. Each Employee Benefit Plan is in material compliance with, and has been maintained and operated in all material respects with, the requirements of applicable Laws and its governing documents. Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Company makes, is obligated to make or promises to make, payments (each, a “409A Plan”) are and have been operated in reasonable good faith compliance, in both form and operation, with the requirements of Section 409A of the Code and the applicable guidance thereunder. No payment to be made under any 409A Plan, to Sellers’ Knowledge will be, subject to the penalties of Section 409A(a)(1) of the Code.

(e) All contributions and premiums required by applicable Laws or to be made by the terms of or with respect to any Employee Plan have been or will be timely made (without regard to any waivers granted with respect thereto) and have been and are reflected in the Financial Statements or the books and records of the Acquired Companies for periods of time after the date of the Current Balance Sheet.

(f) Except as set forth on Schedule 2.8(f), none of the Employee Benefit Plans or Service Agreements provide for continuing welfare benefits or coverage, or other non-pension benefits, to any retired or other former employee, officer, director, service provider, participant or any beneficiary of a participant except as may be required by the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code (“COBRA”).

(g) There is no contract, plan or arrangement covering any current or former employee, officer, director or other service provider of the Acquired Companies that,

individually or collectively, as a result of or in conjunction with the transactions contemplated by this Agreement, could give rise to the payment of any amount that would not be deductible by the applicable Acquired Company by reason of Section 280G of the Code. Except as set forth on Schedule 2.8(g) and with respect to the Employee Transaction Bonus Amount, the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (1) entitle any Person to any payment, severance, forgiveness of indebtedness, distribution, or increase in benefits under or with respect to any Employee Benefit Plan or Service Agreement or (2) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Employee Benefit Plan or Service Agreement.

(h) No “reportable event” within the meaning of Section 4043 of ERISA (other than reportable events for which the notice period has been waived under the regulations to Section 4043 of ERISA) or “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Employee Benefit Plan and no Tax, penalty or liability has been imposed or, to the Knowledge of Sellers, could reasonably be expected to be imposed, pursuant to Section 4975 or Section 4976 of the Code or Title I of ERISA in respect thereof. Neither any Seller nor any Acquired Company has incurred any material liability to the Pension Benefit Guaranty Corporation (the “PBGC”). With respect to any Employee Benefit Plan: (i) no filing, application or other matter is pending with the Internal Revenue Service, the PBGC, the United States Department of Labor or any other governmental body, and (ii) there are no outstanding liabilities for Taxes, penalties or fees.

(i) The Sellers, Acquired Companies and Related Persons have not filed notice of intent to terminate any “pension plan” (as defined in Section 3(2)(A) of ERISA) or adopted any amendment to treat any such plan as terminated.

(j) With respect to each Employee Benefit Plan covering US employees, such Employee Benefit Plan permits the Sellers or Acquired Companies to amend or terminate the Employee Benefit Plan at any time and without any liability, or permits the Sellers or Acquired Companies to terminate its participation in such Employee Benefit Plan at any time and without any liability, except for claims incurred prior to such amendment or termination, as may be required under applicable Laws, vested benefits which cannot be modified, and for administrative expenses associated with such termination or amendment.

(k) There are no loans outstanding to any employee of the Acquired Companies.

Section 2.9 Labor Matters.

(a) Except as set forth in Schedule 2.9(a), none of the Acquired Companies are a party to any labor or collective bargaining agreement, and there are no labor or collective bargaining agreements which pertain to any of the Employees. No labor organization or group of Employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending, or, to the Knowledge of Sellers, threatened in writing to be brought or filed, with the National Labor Relations Board. There is no organizing activity with respect to an Acquired Company pending or, to the Knowledge of Sellers, threatened in writing by any labor organization or group of Employees.

(b) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of Sellers, threatened against or involving Sellers or any Acquired Company. Except as set forth on Schedule 2.9(b), in the five (5) years prior to the date hereof, no Acquired Company has been, or currently is, a party to any court, arbitration or administrative proceeding in which such Acquired Company (with respect to the Employees) was, or is, alleged to have violated any material Laws, or any judgments, orders, writs, injunctions, decrees, rulings or assessments of any Governmental Entity, or any arbitration awards, relating to employment, equal opportunity, nondiscrimination, immigration, sexual harassment, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, income tax withholding, and/or privacy rights of employees. Except as set forth on Schedule 2.9(b), in the five (5) years prior to the date hereof, no Acquired Company has effectuated, or is in the process of effectuating, (i) a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq. (the “WARN Act”) (or any similar state, local or foreign Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of an Acquired Company or (ii) a “mass layoff” as defined in the WARN Act (or any similar state, local or foreign Law) affecting any site of employment or facility of an Acquired Company with respect to any site of employment or facility of any of the Employees employed by them.

Section 2.10 Actions and Proceedings. Except as set forth on Schedule 2.10, there are no (a) outstanding judgments, orders, writs, injunctions or decrees of any Governmental Entity relating to or involving any Acquired Company, or (b) actions, suits, claims, investigation or legal, administrative or arbitration proceedings pending or, to Sellers’ Knowledge, threatened by or against or relating to or involving any Acquired Company, including any claims by any current or former employee, officer, director, other service provider, or beneficiary covered under any Employee Benefit Plan or otherwise involving any Employee Benefit Plan (other than routine claims for benefits) or that relate to the Shares or that challenges or could have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with the transactions contemplated by the Agreement.

Section 2.11 Compliance with Applicable Laws. The business of each Acquired Company is being conducted in compliance in all material respects with all existing federal, state and local constitutions, codes, acts, treaties, statutes, laws, ordinances, orders, judgments, rules or regulations or similar requirements of Governmental Entities applicable to it (“Laws”). Except as set forth on Schedule 2.11, no Acquired Company has received any written notice of or been charged with, or to Sellers’ Knowledge is under investigation for, the violation of any Laws, including any Laws relating to employment practices, terms, and conditions of employment, equal employment opportunity, nondiscrimination, sexual harassment, immigration, wages, hours, benefits, collective bargaining and similar requirements, and occupational safety and health. Sellers and the Acquired Companies have in force, and the business of the Acquired Companies is being conducted in compliance in all material respects with the terms and conditions of, all licenses, permits, exemptions, consents, authorizations, approvals and certificates of Governmental Entities which are required under applicable Law in connection with the conduct of the business of the Acquired Companies (“Permits”). No Acquired Company has received any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding any actual, proposed, or potential revocation, suspension, cancellation, termination, or modification of any Acquired Companies’ material Permit. All applications required to have been filed for the renewal or reissuance of the Permits have been duly filed in the Ordinary Course of Business with the appropriate Governmental Entities. The Acquired Company employing any employees in the People’s Republic of China (“PRC”) has made full payment in a timely manner of all necessary fees, such as social insurance premium and housing fund allowances, for its employees as required by the laws of the PRC, without any late or outstanding payment (other than any outstanding payments for which there is a current liability set forth on the Closing Date Balance Sheet).

Section 2.12 Intellectual Property.

(a) The Acquired Companies own and possess, or have the right to use, all Intellectual Property currently used in, or necessary for the operation of, the Business of the Acquired Companies as presently conducted. Consummation of the transactions contemplated herein will not restrict, impair or extinguish any right, title or interest any Acquired Company has in any Intellectual Property used in the conduct of the Business. No funding, facilities, or personnel of any Governmental Entity or educational institution, were used by the Acquired Companies to develop or create, in whole or in part, any Owned Intellectual Property.

(b) Except as set forth on Schedule 2.12(b), no claims, demands or complaints, are pending against the Acquired Companies, nor to Sellers’ Knowledge have any claims, demands or complaints been asserted, charged or notified (which have not been resolved) (i) to the effect that the conduct of the business of the Acquired Companies infringes on, interferes with, misappropriates, or otherwise violates the Intellectual Property rights of any third party, (ii) challenging the ownership, license or possession by any Acquired Company of its right, title or interest to any Intellectual Property, or (iii) challenging the validity or enforceability of any Intellectual Property of the Acquired Companies. To Sellers’ Knowledge, the operation of the business of the Acquired Companies as currently conducted, does not infringe, interfere with or misappropriate any Intellectual Property of any third party or violate any right of any third party.

(c) None of the Intellectual Property owned or (to Sellers’ Knowledge) used by the Acquired Companies is subject to any outstanding decree, order, judgment or stipulation restricting in any manner the ownership of, use or licensing thereof by the Acquired Companies. One or more of the Acquired Companies is the owner of each of the Owned Intellectual Property, free and clear of any Encumbrance (except for license, escrow or other agreements disclosed in Schedules 2.12(c) or (j)), and has the right to use them without payment to any Person. No Acquired Company is bound by, and none of the Owned Intellectual Property is subject to, any contract that in any way limits or restricts the ability of any Acquired Company to use, exploit, transfer, assert, or enforce any such Intellectual Property anywhere in the world.

(d) Schedule 2.12(d) sets forth a complete list of Registered IP owned by the Acquired Companies. For the purposes of this Agreement, “Registered IP” means all patents, copyrights or trademarks owned by the Acquired Companies registered (or the subject of a pending application for registration) in the United States or any foreign country with the applicable governmental regulatory authority issuing patents, trademarks or copyrights. Except as set forth on Schedule 2.12(d), all such Registered IP has been duly filed in the United States Patent and Trademark Office or U.S. Copyright Office, or their foreign equivalents, and has been properly maintained or renewed in accordance with all applicable provisions of applicable Law. Except as set forth on Schedule 2.12(d), no Registered IP is or has been involved in any reissue, cancellation, interference, opposition or other such proceeding.

(e) With respect to each item of Registered IP, except as set forth in Schedule 2.12(e), as of the date of this Agreement (i) the Acquired Companies are current in the payment of registration, maintenance and renewal fees; and (ii) no action must be taken with the United States Patent and Trademark Office, the U.S. Copyright Office, or their foreign equivalents to obtain, maintain, or renew such Registered IP within ninety (90) calendar days following the date of this Agreement to the extent that a failure to make such payment or take such action (for example, an Office Action from the United States Patent and Trademark Office) would result in any Registered IP being rendered invalid or unenforceable.

(f) No Invention Disclosure describes any invention that has been publicly disclosed or offered for sale creating a bar to filing patent applications within ninety (90) days after Closing. To Sellers’ Knowledge, all issued patents, registered trademarks and copyrights owned by any of the Acquired Companies are valid and enforceable.

(g) The Acquired Companies have exercised reasonable efforts to cause all products made, used, or sold under any patent (either owned or licensed by an Acquired Company) to be marked with the proper patent notice.

(h) To Sellers’ Knowledge, no Acquired Company is or ever was a member or promoter of, or a contributor to, any industry standards body or other organization that could require or obligate any Acquired Company to grant or offer to any Person any license or right to any Intellectual Property.

(i) As used in this Agreement, “Intellectual Property” means all of the following and all worldwide rights therein, arising therefrom, or associated therewith: (i) trademarks, trade names, assumed names, fictional names, trade dress, service marks, logos, business names, and all registrations thereof and applications for registration therefor (including all goodwill associated therewith); (ii) copyrights, copyright registrations, mask works (as defined in Section 901 of the Copyright Act of 1976), and mask work registrations, and applications therefor and all other rights corresponding thereto throughout the world in both published and unpublished works; (iii) trade secrets, confidential or proprietary information, inventions and discoveries (whether or not patentable), plans, drawings, technology, know-how, processes, technical data and information, and customer lists; (iv) domain names and registrations therefor; (v) patents, patent applications, and all reissues, divisions, renewals, reexaminations, extensions, provisionals, continuations, continuing prosecution applications and continuations-in-part thereof, and improvements (whether or not patented or patentable) and Invention Disclosures. The term “Owned Intellectual Property” means all patents, trademarks, copyrights, trade secrets and domain names, title to which is owned by any of the Acquired Companies.

(j) Schedule 2.12(j) or Schedule 2.13(g) sets forth all licenses between the Acquired Companies and any third parties with respect to Owned Intellectual Property licensed by the Acquired Companies to third parties or Intellectual Property licensed to the Acquired Companies by third parties.

(k) Schedule 2.12(k) or Schedule 2.13(g) sets forth all material agreements, contracts or instruments with respect to Intellectual Property including agreements, contracts or instruments with current or former employees, consultants or contractors regarding the ownership, use, protection or nondisclosure of any Intellectual Property, excluding agreements relating to commercially available off the shelf software.

(l) To Sellers’ Knowledge, each of the software programs owned by the Acquired Companies and each of the material customized software programs currently used by the Acquired Companies which is licensed to and not owned by the Acquired Companies (excluding commercially available off the shelf software) is functional and operational in accordance with the specifications and documentation of the software program in all material respects.

(m) Each Acquired Company has taken all reasonable precautions to protect the secrecy, confidentiality and value of each trade secret and has instituted policies requiring each employee (former and current) and independent contractors to, among other things, execute proprietary information, confidentiality and, with respect to employees, invention assignment agreements substantially in the Acquired Companies’ standard forms, a copy of which has been made available to Buyer.

Section 2.13 Material Contracts. Schedule 2.13 contains a complete and accurate list of all of the following kinds of contracts, agreements and arrangements to which any Acquired Company is a party or bound:

(a) agreements, contracts or instruments relating to any capital lease or purchase on an installment basis of any asset of an Acquired Company or the guarantee of any of the foregoing;

(b) agreements, contracts or instruments with all Major Customers for the year ended December 31, 2011 and the Major Customers for the period ended as of the date of the Current Balance Sheet;

(c) any agreements, contracts or instruments for the sale or other disposition of a material amount of assets;

(d) agreements, contracts or instruments which have any liability or obligation involving payments in excess of $100,000;

(e) sales agency and distribution agreements and arrangements, including arrangements with independent sales representatives and organizations;

(f) agreements, contracts or instruments with the Major Suppliers for the year ended December 31, 2011 and the Major Suppliers for the period ended as of the date of the Current Balance Sheet;

(g) agreements, contracts or instruments under which any Acquired Company has granted or received a license or sublicense or under which such Acquired Company is obligated to pay or has the right to receive a royalty, license fee or similar payment in respect of a grant of Intellectual Property rights in excess of $50,000 per annum, or $250,000 over the life of such agreement, contract or instrument (excluding any intercompany license agreements and any non-exclusive licenses granted to customers of the Acquired Companies or granted to the Acquired Companies in the Ordinary Course of Business consistent with past practice);

(h) agreements, contracts or instruments relating to joint ventures, partnerships, limited liability companies or strategic alliances between an Acquired Company and any other Person;

(i) agreements, contracts or instruments by which any Acquired Company is bound not to compete (or subject to a similar limitation on the ability to conduct business);

(j) agreements, contracts or instruments for the acquisition of any business within the past three (3) years, whether by merger, equity purchase or asset purchase;

(k) agreements, contracts or instruments not entered into in the Ordinary Course of Business;

(l) agreements, contracts or instruments containing an effective power of attorney granted by any Acquired Company;

(m) agreements, contracts or instruments for capital expenditures in excess of $100,000;

(n) agreements, contracts or instruments relating to Closing Date Indebtedness of any Acquired Company;

(o) agreements, contracts or instruments relating any capitalized lease obligations as determined in accordance with GAAP; and

(p) any agreement to enter into any of the foregoing.

All of the foregoing contracts, agreements and arrangements disclosed in Schedule 2.13, or required to be disclosed pursuant to Section 2.13 including all amendments and modifications thereto, are referred to herein as “Material Contracts.” Sellers has heretofore made available to Buyer complete copies of the documents constituting all of the Material Contracts, and no Material Contract has been modified or amended except as disclosed in Schedule 2.13. Except as otherwise specified on Schedule 2.13, each Material Contract is in full force and effect, and is a legal, valid and binding obligation of the applicable Acquired Company that is a party thereto and, to Sellers’ Knowledge, of each other party(ies) thereto, enforceable in accordance with its respective terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforcement is sought at law or in equity). Except as set forth on Schedule 2.13, each Acquired Company has performed all material obligations required to be performed by it under the Material Contracts to which it is a party and is in compliance therewith in all material respects, and such Acquired Company is not, nor, to Sellers’ Knowledge, is any other party(ies) to such Material Contracts (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder or not in compliance therewith in any material respect, nor has such Acquired Company received written notice that it is in breach or default thereunder or not in compliance therewith. To the Sellers’ Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) could result in a breach of, or give any Acquired Company or other Person the right to declare a default or exercise any remedy under, or accelerate the maturity or performance of or payment under, or cancel, terminate, or modify, any Material Contract. There is no renegotiation of, or attempt to renegotiate any Material Contract with any Person, and no Person has made written demand for such renegotiation. No Acquired Company has made any agreement with any party to any Material Contract for any material deduction from or increase to any amount payable thereunder. There are no claims or disputes existing or asserted in writing, or to Sellers’ Knowledge, communicated orally, with respect to any Material Contract. No Major Customer or Major Supplier has given any Acquired Company written notice, or to Seller’s Knowledge, oral notice, terminating, canceling, or reducing the volume under the pricing terms or any other material terms of any Material Contract or relationship with any Acquired Company or threatening to take any of such actions, and, to the Knowledge of Sellers, no Major Customer or Major Supplier intends to do so.

Section 2.14 Title and Sufficiency of Assets.

(a) The Acquired Companies own, lease or have the legal right to use all of the properties and assets, used or held for use in or relating to the conduct of the business of the Acquired Companies as currently conducted. The assets of the Acquired Companies currently owned or leased are sufficient to conduct the Business of the Acquired Companies as such Business was conducted prior to the Wireless Restructuring. Except as set forth on Schedule 2.14(a), the Acquired Companies have good and valid title or leasehold interest to their respective assets other than the Intellectual Property, free and clear of all mortgages, liens, assessments, claims, pledges, security interests, deeds of trust, leases, sub-leases, charges, options, rights of first refusal, encroachments, conditions, easements, rights of way, servitudes, restrictions (whether voting, transfer, use or otherwise) or other encumbrances (collectively, “Encumbrances”), except for (i) liens for Taxes and other governmental charges that are not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which there are adequate accruals or reserves on the Financial Statements); (ii) statutory liens of landlords and liens of mechanics, workmen, repairmen, warehousemen, carriers, materialmen or other similar Persons and other liens imposed by Law arising in the Ordinary Course of Business for sums not yet due and owing or being contested in good faith; (iii) the rights, if any, of third-party suppliers or other vendors having possession of any such assets; (iv) minor or immaterial Encumbrances which do not interfere with the present use or value of such assets or Real Property; (v) with respect to Real Property, such other matters disclosed on the Survey, and (vi) the rights of any lessor to reclaim any leased assets in the event of nonpayment or nonperformance under the terms of any applicable lease relating thereto (the encumbrances described in clauses (i) through (vi) being referred to collectively as, the “Permitted Encumbrances”). Since the date of the Current Balance Sheet, except as set forth on Schedule 2.14(a) there have been no acquisitions or sales, transfers, leases or other dispositions of assets by the Acquired Companies except for the Wireless Restructuring, the sale of inventory in the Ordinary Course of Business consistent with past practice and dispositions of worn out or obsolete assets in the Ordinary Course of Business. None of the assets of the Acquired Company have been materially damaged or destroyed as a result of fire or other casualty (whether or not covered by insurance), action by any Governmental Entity, labor disturbance or act of nature or public enemy, which damage has not been fully repaired. There are no outstanding options to purchase any tangible asset of the Acquired Companies having a value in excess of $5,000 or any portion thereof or any interest therein.

(b) The Company has implemented the Wireless Restructuring immediately prior to the Closing and on the date hereof. Except as set forth on Schedule 2.14(b), in connection with the Wireless Restructuring, the Acquired Companies have not transferred to JM Wireless, LLC or its Affiliates, any assets or properties (i) currently or previously used in connection with the Business which are necessary to the continued operation of the Business consistent with past practice or (ii) currently used or previously used in the past year in connection with the Business and otherwise material to the Business.

(c) The representations and warranties set forth in Section 2.14(a) shall not apply to Intellectual Property. Subject to Section 2.14(b), representations and warranties relating to any Intellectual Property are set forth in Section 2.12 hereof.

Section 2.15 Environmental Laws and Regulations. Except as set forth on Schedule 2.15,

(a) Each Acquired Company has during the past seven (7) years complied with all Environmental Laws in all material respects.

(b) No Seller or Acquired Company has received any written order, notice, or other communication relating to any actual, alleged, or potential violation of or failure to comply with any Environmental Law.

(c) There are no pending, or to Sellers’ Knowledge threatened, claims arising under or pursuant to any Environmental Law, with respect to or affecting any Real Property, or any other material asset owned or used by any Acquired Company.

(d) To the Sellers’ Knowledge, no event has occurred that (with or without notice or lapse of time) could result in any Acquired Company being held responsible for violating any Environmental Law.

(e) With respect to each Acquired Company, except for such materials as are currently kept and used in the Ordinary Course of Business, and except in such reasonable quantities as are normally so used, there is no Hazardous Material present on the Real Property. Except as conducted in the Ordinary Course of Business, no Acquired Company, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Real Property or any other material asset of the Acquired Companies.

(f) Except as set forth on Schedule 2.15, to Sellers’ Knowledge no Real Property, (i) contains any above-ground or underground storage tanks; (ii) contains any landfills, surface impoundments, or disposal areas; (iii) is listed on the National Priorities List or any state law equivalent; or (iv) contains any asbestos in building materials.

(g) Sellers have made available to Buyer: (i) copies of all reports, studies, analyses, or tests initiated by or on behalf of and in the possession of each Seller or any Acquired Company pertaining to the environmental condition of, Hazardous Material or Hazardous Activity in, on, or under, the Real Property, or concerning compliance by any Acquired Company, with Environmental Laws; (ii) copies of all environmental site assessments initiated by or on behalf of and in the possession of each Seller or any Acquired Company related to any Real Property; (iii) copies of all reports of environmental compliance audits or inspections of the Acquired Companies initiated by or on behalf of Seller or any Acquired Company; and (iv) copies of all responses furnished by Seller or any Acquired Company to any request for information received from a Governmental Authority and related to any Environmental Law, Hazardous Material or Hazardous Activity.

Section 2.16 Taxes.

(a) All Tax Returns required to be filed by or with respect to each of the Acquired Companies have been properly prepared and timely filed in accordance with applicable Laws. All such Tax Returns were true, correct and complete in all respects. Except as set forth on Schedule 2.16(a), all Taxes due by or with respect to the Acquired Companies have been timely paid (whether or not shown as due on any Tax Return). No Acquired Company has requested or is the beneficiary of an extension of time within which to file any Tax Return, which Tax Return has not since been filed within the period of such extension. No Acquired Company (nor any member of any affiliated, consolidated, combined or unitary group of which an Acquired Company is or has been a member) has granted any extension or waiver of the statute of limitations period, or of the time for assessment or collection, applicable to any Tax or Tax Return, which period (after giving effect to such extension or waiver) has not yet expired. No claim has ever been made by an authority in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any of the Acquired Companies.

(b) Each Acquired Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 (or any similar form under state, local, or non-U.S. Law) required with respect thereto have been properly completed and timely filed.

(c) No federal, state, local, or non-U.S. Tax actions, suits, audits, claims, collections, assessments or administrative or judicial Tax proceedings are pending, being conducted or proposed with respect to any of the Acquired Companies.

(d) Sellers have made available to Buyer correct and complete copies of all federal and State, local and non-U.S. Income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by any of the Acquired Companies since December 31, 2008.

(e) None of the Acquired Companies is a party to or bound by any Tax Sharing Agreement.

(f) None of the Acquired Companies (i) has been a member of an affiliated group filing a U.S. consolidated federal Income Tax Return (other than a group the common parent of which was PPC) or (ii) has any liability for the Taxes of any Person under Treasury regulation section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(g) None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, or (vi) election under Section 108(i) of the Code.

(h) None of the Acquired Companies has been a party to a “reportable transaction” as define in Section 6707A(c)(1) of the Code and Treasury regulation section 1.6011-4(b).

(i) As used herein, “Tax” or “Taxes” means (i) any federal, state, local or non-U.S. income, alternative or add-on minimum, windfall profit, gross income, gross receipts, real property, personal property, sales, use, transfer, severance, production, franchise, net worth, ad valorem, value-added, stamp, occupation, environmental (including taxes under Section 59A of the Code), gains, license, excise, employment, payroll, capital stock, profits, social security (or similar), unemployment, disability, withholding or minimum tax, goods and services, custom, duty, governmental fee or any other tax, fee, assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed or required to be withheld by any governmental authority and any liability for any of the foregoing as transferee, or successor, by contract or otherwise, (ii) liability of any Acquired Company for the payment of any amount as a result of being party to any Tax Sharing Agreement or of any amount imposed on any Person of the type described in (i) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement), any Law, rule or regulation or of being a transferee or successor, by contract or otherwise; “Tax Return” means any return, declaration, report, election, claim for refund, information return, statement, form or similar document relating to Taxes (including any schedules or attachments and including any amendment thereof), and “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding any of the Acquired Companies that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

(j) Except as set forth on Schedule 2.16(j), there are no requests for rulings or determinations in respect of any Tax pending between an Acquired Company and any

Governmental Entity, (ii) none of Sellers or the Acquired Companies have received a written tax opinion with respect to any transaction relating to an Acquired Company, other than a transaction in the Ordinary Course of Business and (iii) none of the Acquired Companies is the beneficiary of any Tax exemption, Tax holiday, or other Tax reduction agreement, arrangement or order or otherwise is a party to an agreement or arrangement with any Governmental Entity with regard to the Tax liability of such Acquired Company.

(k) PPC has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (or any similar provision of state law) since December 10, 2002, and each of its subsidiaries, as reflected on Schedule 2.16(k), is a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code (or any similar provision of state law) and each subsidiary so identified has been a qualified subchapter S subsidiary at all times since the date shown on Schedule 2.16(k).

(l) PPC shall not be liable for any Tax under section 1374 of the Code in connection with the deemed sale of PPC’s assets caused by the election under Section 338(h)(10) of the Code and any corresponding election under state, local, or non-U.S. law (collectively, the “Section 338(h)(10) Election”). Neither PPC nor any of its qualified subchapter S subsidiaries has, in the past 10 years (i) acquired assets from another corporation in a transaction in which PPC’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

(m) Within the past five years none of the Acquired Companies has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355 of the Code.

Section 2.17 Personal Property. The furniture, fixtures and equipment owned, leased or otherwise used by the Acquired Companies are in good operating condition, ordinary wear and tear alone excepted, have been maintained in accordance with normal industry practice, and are suitable for the uses to which customarily put in the conduct of the Company’s business.

Section 2.18 Accounts Receivable. All accounts receivable of each Acquired Company, whether or not reflected on the Current Balance Sheet, represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business consistent with past practices. To Sellers’ Knowledge, there is presently no contest or claim with respect to such accounts receivable, other than returns in the Ordinary Course of Business consistent with past practices.

Section 2.19 Inventories. All inventories of each Acquired Company, whether or not reflected on the Current Balance Sheet, consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business, except to the extent of the applicable reserves set forth in the corresponding line items of the Current Balance Sheet or the accounting records of the Acquired Companies as of the Closing Date in accordance with the past custom and practice of the Acquired Companies. No Acquired Company is in possession of any goods not owned by such Acquired Company. The inventories (other than goods in transit) of each Acquired Company are located on the premises of an Acquired Company. The reserve for obsolescence with respect to inventories is adequate and calculated consistent with past practice. Inventories that were purchased after the Current Balance Sheet Date were purchased in the Ordinary Course of Business. The quantities of each item of inventory are reasonable for the continued operation of each Acquired Company in the Ordinary Course of Business consistent with past practice.

Section 2.20 Prepaid Expenses. To the Sellers’ Knowledge, no prepaid expense shown on the Current Balance Sheet is currently subject to any setoff or counterclaim, and all such prepaid expenses were incurred in the Ordinary Course of Business consistent with past practice.

Section 2.21 Purchase and Sales Orders. The Company has not entered into (i) any unfilled purchase orders or purchase commitments which are in excess of the normal requirements of the Business consistent with past practice; (ii) any unfilled sales orders or sales commitments other than in the Ordinary Course of Business consistent with past practice; or (iii) except as set forth on Schedule 2.21, any consignment contracts with respect to the Business either as a buyer or seller, which consignment contracts are still in effect.

Section 2.22 Energy. No Acquired Company has received any written notice, or to Sellers’ Knowledge, any oral notice, that any supply of energy may in the future be curtailed or subject to rationings (i.e., an intentional shut-down of power other than in emergency circumstances or to perform service).

Section 2.23 Insurance. Schedule 2.23 sets forth each material insurance policy maintained by the Acquired Companies. All such insurance policies are in full force and effect and all premiums that are due and payable on such policies have been paid or accrued for. Since December 31, 2008, no Acquired Company has received any refusal of insurance coverage, or any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or will not be renewed or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder.

Section 2.24 Compliance with the Foreign Corrupt Practices Act and Export Control and Antiboycott Laws.

(a) No Acquired Company nor, to Sellers’ Knowledge, any other person associated with or acting on behalf of an Acquired Company, including, without limitation, any director, officer, agent, employee or affiliate of an Acquired Company has during the past seven (7) years (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or to influence official action; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (iv) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder. The Acquired Companies have instituted and maintain the policies and procedures designed to ensure compliance with the FCPA as set forth on Schedule 2.24 hereto.

(b) Each Acquired Company has at all times complied with all Laws relating to export control and trade sanctions or embargoes. No Acquired Company has violated the antiboycott prohibitions contained in 50 U.S.C. Sections 2401 et seq. or taken any action that can be penalized under Section 999 of the Code.

Section 2.25 Relationships with Related Persons. Except as set forth on Schedule 2.25, no Seller and no Related Person of any Seller or of any Acquired Company has, or since December 31, 2008, has had, any interest in any asset owned or used by any Acquired Company. No Seller and no Related Person of any Seller or of any Acquired Company is, or since December 31, 2008, has been, a Related Party of or the owner (of record or beneficially) of any equity security or any other financial or profit interest in, a Person that has (a) had business dealings or a material financial interest in any transaction with any Acquired Company or (b) engaged in competition with any Acquired Company, other than ownership of less than one percent of the outstanding capital stock of a Person that is listed on any national or regional securities exchange. Except as set forth on Schedule 2.25, no Seller or any Related Person of any Seller or of any Acquired Company is a party to any Material Contract with, or has any claim or right against, any Acquired Company.

Section 2.26 Product Liabilities and Warranties.

(a) To the Sellers’ Knowledge, there are no material design or manufacturing defects in any of the products of the Business that were manufactured and sold prior to the Closing for which there could be a recall or widespread customer claims. No Governmental Entity has alleged in writing to any Acquired Company that any product designed, manufactured, sold, leased, licensed, or delivered by any Acquired Company is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Entity. Except as set forth on Schedule 2.26(a), no product designed, manufactured, sold, leased, licensed, or delivered by any Acquired Company has been recalled, and no Acquired Company has received any notice of recall (written or oral) of any such product from any Governmental Entity.

(b) The Sellers have made available to Buyer the standard terms and conditions of sale of the Acquired Companies. Except as set forth on Schedule 2.26(b) or as set forth in any Material Contract, no Acquired Company has given to any Person any product or service guaranty or warranty, right of return, or other indemnity relating to the products manufactured, sold, leased, licensed, or delivered, or services performed, by any Acquired Company different from the standard terms and conditions made available to Buyer.

Section 2.27 Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Morgan Keegan & Co., Inc./Raymond James, whose fees and expenses will be paid by Sellers.

Section 2.28 Disclaimer. Except for the representations and warranties set forth in this Article II (as modified by the Schedules hereto), Sellers, on behalf of the Acquired Companies, hereby disclaim all liability and responsibility for any representations, warranties, projections, forecasts, statements or information made, communicated or furnished (orally or in writing) to Buyer and its representatives. Sellers makes no representations or warranties to Buyer regarding the probable success or profitability of the Acquired Companies. The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrant to Sellers as follows:

Section 3.1 Organization and Good Standing. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Buyer has all requisite power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.

Section 3.2 Authorization, Validity of Agreement. Buyer has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by its Board of Directors and no other action on the part of Buyer is necessary to authorize the execution and delivery by Buyer of this Agreement or the Ancillary Agreements and the consummation by it of the transactions contemplated hereby or thereby. This Agreement has been (and the Ancillary Agreements will be) duly executed and delivered by Buyer, and, assuming due and valid authorization, execution and delivery thereof by Sellers, this Agreement constitutes (and the Ancillary Agreements when executed and delivered will constitute) the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.3 Consents and Approvals; No Violations. Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements by Buyer nor the consummation by Buyer of the transactions contemplated hereby or thereby will: (i) violate any provision of the certificate of incorporation, bylaws or other constituent documents of Buyer; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound; (iii) violate any material order, writ, judgment, injunction, decree, or Laws applicable to Buyer or any of its properties or assets; or (iv) except as set forth on Schedule 3.3, require on the part of Buyer any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity, including any foreign Governmental Entity.

Section 3.4 Actions and Proceedings. There are no (i) outstanding judgments, orders, writs, injunctions or decrees of any court or Governmental Entity against Buyer or (ii) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to Buyer’s knowledge, threatened in writing against Buyer, that in either case involve the transactions contemplated by this Agreement.

Section 3.5 Brokers or Finders. Buyer represents, as to itself and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

Section 3.6 Accredited Investor; Purchase Entirely for Own Account; Financial Condition; Experience.

(a) Buyer is an “accredited investor” within the meaning of that term as defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended.

(b) The Shares will be acquired for investment for Buyer’s own account and not with a view to the distribution of any part thereof in violation of the Securities Act of 1933, as amended. Buyer does not have any contract, undertaking or agreement with any Person to sell, transfer, or grant participations with respect to the Shares.

(c) Buyer’s financial condition is such that it is able to bear the risk of holding the Shares for an indefinite period of time and can bear the loss of its entire investment in the Shares.

(d) Buyer has such knowledge and experience in financial and business matters and in making high risk investments of this type that it is capable of evaluating the merits and risks of the purchase of the Shares.

Section 3.7 Sufficient Funds and Resources. Buyer will have sufficient liquid funds (through cash on hand, existing credit arrangements or otherwise) and resources to perform and discharge its obligations under this Agreement from and after the date hereof.

ARTICLE IV

COVENANTS

Section 4.1 Employees, Wages and Benefits.

(a) Post-Closing Employment. Immediately following the Closing, all Employees shall remain employed by the Acquired Company that employed them as of the Closing Date. To the extent not paid at or prior to the Closing, Buyer shall cause the Acquired Companies to pay all bonuses to the Employees accrued on the Closing Date Balance Sheet; provided, however, that nothing in this Section 4.1 shall preclude the Buyer from terminating any Employees at any time after the Closing. The Buyer shall cause each Acquired Company to comply with all applicable Laws, rules, individual agreements, collective bargaining agreements and national collective bargaining agreements with respect to the Employees, and assume and honor all Liabilities in respect of the Employees; provided, however, that nothing in this Section 4.1 shall preclude the Buyer from terminating any Employee Benefits Plan. The Buyer shall provide such notices, information and communications, comply with any consent requirements, and engage in such consultations and negotiations with applicable unions, works councils, employee committees, or similar bodies in respect of the transactions contemplated by this Agreement as may be required by applicable Laws, rules, individual agreements, collective bargaining agreements and national collective bargaining agreements. The Buyer shall comply with all applicable data privacy Laws governing information with respect to Employees. Except as prohibited by applicable Laws, rules, individual agreements, collective bargaining agreements and national collective bargaining agreements (if any), nothing in this Section 4.1 shall require Buyer or any of the Acquired Companies to continue to employ any of the Employees for any specified period of time following the Closing Date or to continue any term or condition of employment.

(b) Employee Benefit Plans. If and when the Employees are transferred to the applicable benefit plans of Buyer or its Affiliates, such Employees shall be given credit for all service with the Acquired Companies (or to any predecessors thereof), under the applicable benefit plans of Buyer or its Affiliates, for purposes of eligibility to participate, vesting, and, for purposes of determining severance, vacation, sickness and personal days or paid time off provided by Buyer or its Affiliate, to the same extent as such service was credited for such purpose under any of the applicable Employee Benefit Plans, except that no such service shall be required to be credited for purposes of determining benefit accruals under any Buyer’s or its Affiliates’ defined benefit plan prior to the date an Employee becomes a participant in such plan. If and when the Employees are transferred to the applicable benefit plans of Buyer or its Affiliates that are self-funded by Buyer or its Affiliates, Buyer or its Affiliates shall waive any pre-existing condition, exclusion, waiting period, domestic partner or eligibility limitations and give effect, in determining any deductible, coinsurance and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Employees under similar plans maintained by the Acquired Companies immediately prior to the Closing Date. To the extent that Buyer or its Affiliates maintains any fully insured welfare plan, Buyer or its Affiliates shall use their commercially reasonable efforts to obtain the agreement of any applicable insurance carrier under the relevant insurance contract for each welfare plan of Buyer in which the Employees become participants to comply with the immediately preceding sentence.

(c) Transaction Bonuses. On the Closing Date, Buyer shall cause PPC to pay the portion of the Employee Transaction Bonus Amount to the employees of PPC in accordance with the Flow of Funds Memorandum.

(d) No Rights. The provisions of Section 4.1(a) and (b) are for the sole benefit of the parties to this Agreement and nothing contained in this Agreement (i) is intended or shall be construed to confer upon any Employee any right to employment or continued employment for any period of time by reason of this Agreement, (ii) is intended or shall be construed to confer or shall confer upon any current or former Employee (or their dependents, spouses or beneficiaries) any rights as a third party beneficiary of this Agreement or any legal or equitable rights or remedies, including, without limitation, the right to enforce the provisions of this Agreement, or (iii) shall establish, modify or amend any employee benefits plan, program or arrangement covering an Employee, any individual agreements, collective bargaining agreements, national collective bargaining agreements, or the terms and conditions of employment applicable to an Employee.

(e) Hiring PPC India Broadband Employees. On the Closing Date, Buyer shall, or cause one of its Affiliates, to offer employment to the individuals listed on Schedule 4.1(e) hereto. Such offer of employment shall be consistent in all material respects with the level of title, salary and benefits currently enjoyed by such employees.

Section 4.2 Press Release. Buyer and Sellers shall not issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the reasonable judgment of the Seller Representative or Buyer, as applicable, disclosure is otherwise required by applicable Law or the rules and regulations of any stock exchange on which the securities of such party may be listed or traded; provided, that, to the extent any such disclosure is required by applicable Law or the rules and regulations of any such stock exchange, the party intending to make such disclosure shall use its commercially reasonable efforts consistent with applicable Law to consult with the other party with respect to the content of such disclosure.

Section 4.3 Further Assurances. Each party shall, from time to time after the Closing, without additional consideration, execute and deliver such further deeds, assignments and instruments of transfer and take such other actions as may be reasonably requested by the other party to make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.4 Tax Matters.

(a) Sellers and Buyer shall each pay, in a due and timely manner, one-half of all documentary, stamp duty, registration, transfer, conveyance, excise, recording, license and other similar taxes and fees, including any interest, penalties, additions to tax or additional amounts in respect of the foregoing (“Transfer Taxes”), but excluding sales, use and value added taxes, arising out of or in connection with or attributable to the transfer and sale of the Shares. Buyer shall be liable for all sales, use and value added taxes arising out of or in connection with or attributable to the transfer and sale of the Shares.

(b) Within four (4) months of the Closing, Buyer will provide to Seller Representative an income tax package consisting of, any items as the Seller Representative may reasonably request in writing within two (2) months after the Closing for the preparation of any Sellers income Tax Return for the Pre-Closing Tax Period. Buyer shall prepare or cause to be prepared and file or cause to be filed in a due and timely basis all Straddle Period Tax Returns; provided, however, that Buyer shall deliver to the Seller Representative copies of such Tax Returns (other than any such Tax Returns that are filed on a monthly basis) no later than twenty (20) calendar days before filing for approval by Sellers, which approval shall not be unreasonably withheld, conditioned or delayed. Sellers shall pay Buyer the amount representing the liability for Pre-Closing Taxes on such Tax Returns or any Pre-Closing Tax Return promptly after such approval is given, but in no event later than 5 days prior to the due date for filing such Tax Returns. Buyer shall within ten (10) Business Days provide copies of any Straddle Period Tax Return filed, in each case together with proof of full payment of all liabilities shown thereon and evidence of timely filing thereof.

(c) As used in this Agreement, the following definitions shall apply:

(i) “Pre-Closing Tax Period” shall mean any Tax period ending on or prior to the Closing Date and the portion of a Straddle Period ending on the Closing Date.

(ii) “Pre-Closing Tax Return” shall mean a Tax Return with respect to any Pre-Closing Tax Period.

(iii) “Post-Closing Tax Period” shall mean any Tax period beginning after the Closing Date and the portion of a Straddle Period beginning after the Closing Date.

(iv) The term “Pre-Closing Taxes” means (i) all liability for Taxes of the Acquired Companies for Pre-Closing Tax Periods, including any Taxes resulting from the Section 338(h)(10) Election or the elections under section 338(g) of the Code that are referenced in Section 4.4(h) as well as any Taxes resulting from transactions that are deemed to occur as a result of these elections, (ii) all liability for Taxes of the Acquired Companies arising out of or relating to the Wireless Restructuring, (iii) all liability for Taxes of the Acquired Companies as a result of Treasury regulation section 1.1502-6 or any comparable provision of U.S. federal, state, local or non-U.S. Tax law or of any Person with which at any time prior to the Closing any of the Acquired Companies joins or has joined in filing any consolidated, combined, affiliated or unitary Tax Return, (iv) all liability of the Acquired Companies for the payment of Taxes as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts, and including any liability for Taxes of a predecessor or transferor or otherwise by operation of law, by reason of any arrangement entered into by any of the Acquired Companies prior to the Closing Date, and (v) any Taxes that arise as the result of any inclusion under Section 951 of the Code by any of the Acquired Companies organized in the United States at the end of the taxable year of any the Acquired Companies that is a controlled foreign corporation (as defined under Section 957 of the Code) that includes the Closing Date to the extent such inclusion results from any transactions or activities not in the ordinary course of business occurring between the beginning of the taxable year of such controlled foreign corporation that includes the Closing Date and through the Closing. Taxes shall be included within this Section 4.4(c)(iv) only if such Taxes relate to an event or transaction occurring on or before the Closing Date.

(v) “Post-Closing Taxes” shall mean Taxes of the Acquired Companies for any Post-Closing Tax Period.

(vi) “Wireless Restructuring” shall mean the corporate restructuring described on Schedule 4.4(c) pursuant to which the Acquired Companies shall have sold the assets and properties comprising the former wireless connectors business of the Acquired Companies (the “Wireless Business”).

(vii) “Straddle Period” shall mean any Tax period that includes but does not end on the Closing Date. With respect to any Straddle Period, Taxes attributable to the Post-Closing Tax Period shall (x) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be equal to the amount of such Taxes for the entire

Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Post-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period and (y) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, be equal to the amount of Tax which would be payable for the portion of the Straddle Period beginning after the Closing Date if such portion were a complete Tax period and the Pre-Closing Tax Period ended on and included the Closing Date (determined based on an interim closing of the books as of the close of business Eastern Time on the Closing Date). All determinations necessary to give effect to the allocation set forth in the foregoing clause (y) shall be made in a manner consistent with prior practice of the Companies (unless otherwise required by Law). All other Taxes with respect to a Straddle Period shall be attributable to the Pre-Closing Tax Period.

(viii) “Straddle Period Tax Return” shall mean a Tax Return filed with respect to a Straddle Period.

(d) Buyer shall not, nor shall it permit any Acquired Company to, file any amended Tax Return for any period relating to any Pre-Closing Tax Period without the prior written consent of the Seller Representative, which consent shall not be unreasonably withheld or delayed, provided that the Seller Representative shall consent if Buyer agrees to reimburse Sellers for adverse financial impact.

(e) Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return (including any report required pursuant to Section 6043A of the Code and all Treasury regulations promulgated thereunder), any audit, litigation or other proceeding with respect to Taxes. Buyer and Sellers further agree, upon request, to use all reasonable commercial efforts to obtain any certificate or other document from any Governmental Entity or customer of the Acquired Companies or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the transactions contemplated hereby).

(f) Buyer shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld from such consideration under the Code or any provision of state, local or non-U.S. Tax Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid. To the extent any such amounts are so withheld, Buyer shall pay such amount to the applicable Governmental Entity and shall provide Seller with a receipt for the amounts paid to a Governmental Entity.

(g) At Buyer’s request, PPC and each Seller shall join with Buyer in making a Section 338(h)(10) Election with respect to the purchase and sale of the PPC Shares hereunder. Sellers shall include any income, gain, loss, deduction, or other tax items resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable Law. Sellers shall also pay any Tax imposed on PPC attributable to the making of the Section 338(h)(10) Election. Buyer and the Sellers shall cooperate in the preparation of all forms, attachments and schedules necessary to effectuate the Section 338(h)(10) Election, including IRS

Forms 8023 and 8883 and any similar forms under applicable state and local income Tax Laws (collectively, the “Section 338(h)(10) Forms”) in a manner consistent with the Section 338 Allocation. Buyer and the Sellers shall timely file such Section 338(h)(10) Forms with the applicable Taxing Authorities. Buyer and the Sellers agree that none of them shall revoke the Section 338(h)(10) Election following the filing of the Section 338(h)(10) Forms without the prior written consent of Buyer or the Sellers, as the case may be. Buyer and the Sellers shall (i) file all Tax Returns in a manner consistent with the Section 338(h)(10) Election, the Section 338(h)(10) Forms and the Section 338 Allocation and (ii) take no position contrary thereto in connection with any Tax Proceeding or otherwise. Buyer shall deliver to the Sellers, and the Sellers shall deliver to the Buyer, at Closing one or more duly executed IRS Forms 8023 (and any similar forms under state, local or non-U.S. Law) that reflect the Section 338(h)(10) Election.

(h) If Buyer wishes to make an election(s) under section 338(g) of the Code (or any corresponding election under state, local, or non-U.S. law) for the transactions contemplated by this Agreement, Buyer shall make such elections only for the SKT Shares, the shares of St. Kitts Technology Limited, a company organized under the laws of St. Kitts, and the shares of BiBiXi Communications System (Suzhou) Co., Ltd., a company organized under the laws of China. If Buyer makes such elections with respect to any one of these shares, Buyer shall make the elections for all of the SKT Shares, the shares of St. Kitts Technology Limited and the shares of BiBiXi Communications System (Suzhou) Co., Ltd.

(i) PPC and Sellers shall not revoke PPC’s election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code. PPC and Sellers shall not take or allow any action other than the sale of PPC’s stock pursuant to this agreement that would result in the termination of PPC’s status as a validly election S corporation within the meaning of sections 1361 and 1362 of the Code.

(j) All Tax Sharing Agreements with respect to or involving any of the Acquired Companies shall be terminated as of the Closing Date, and after the Closing Date none of the Acquired Companies shall be bound thereby or have any liability thereunder.

Section 4.5 Preservation of Records. Sellers and Buyer agree that each of them shall preserve and keep the records held by them relating to the business of the Acquired Companies for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the others as may be reasonably required by any party in connection with, among other things, any Tax audits, any insurance claims by or legal proceedings against or governmental investigations of Sellers or Buyer or any of their Affiliates or in order to enable Sellers or Buyer to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. The party requesting such records will reimburse the nonrequesting party for the reasonable out-of-pocket costs and expenses incurred by the nonrequesting party. The nonrequesting party will afford access to such records during normal business hours, upon reasonable advance notice given by the requesting party, and subject to such reasonable limitations as the nonrequesting party may impose to delete competitively sensitive or privileged information.

Section 4.6 Mail and Communications. Sellers shall promptly remit to Buyer any mail or other communications received by Sellers exclusively with respect to the Acquired Companies from and after the Closing Date. Buyer shall promptly remit to Sellers any mail or other communications of Sellers received by Buyer or the Acquired Companies from and after the Closing Date.

Section 4.7 Directors and Officers; Indemnification and Insurance.

(a) Buyer and the Acquired Companies agree that, to the maximum extent permitted by applicable Law, (i) all rights to indemnification, advancement of expenses and exculpation from liability for acts or omissions occurring prior to the Closing Date now existing in favor of the current or former directors, officers or employees of the Acquired Companies, including as may be provided in the certificates of incorporation, bylaws and other constituent documents of the Acquired Companies, or in any agreements between the Acquired Companies and any current or former directors, officers or employees of the Acquired Companies, will survive the Closing and will continue in full force and effect in accordance with their respective terms for a period of not less than six (6) years after the Closing Date (or, in the case of any agreement, in accordance with its terms), (ii) all rights to indemnification, advancement of expenses and exculpation from liability for acts or omissions occurring prior to the Closing Date now existing in favor of the current or former managers, directors, officers or employees of the Acquired Companies shall be presently vested contractual rights and shall not hereafter be eliminated or limited in any way whatsoever and (iii) with respect to any right to indemnification or advancement of expenses for acts or omissions occurring prior to the Closing Date, the Acquired Companies shall be the indemnitors of first resort, responsible for all such indemnification or advancement, without regard to any right to indemnification or advancement that any manager, director, officer or employee of the Acquired Companies may have from any other Person.

(b) As of the Closing, Buyer shall purchase, or cause the Acquired Companies to purchase, “tail” coverage for a period of six (6) years following the Closing Date under the directors and officers liability insurance policies of the Acquired Companies, as in effect on the date of this Agreement (the “Tail D&O Policy”), with coverage (including terms, conditions, retentions and limitations of liability) at least as favorable as the coverage under the existing Acquired Companies’ policies. This Section 4.7 shall be for the benefit of, and shall be enforceable by, the current or former directors, officers and employees of the Acquired Companies, and their respective heirs, executors, administrators and estates.

Section 4.8 Confidentiality.

(a) As used in this Section 4.8, the term “Confidential Information” includes any of the following information held or used by or relating to any Acquired Company:

(i) all information that constitutes know-how, trade secrets, confidential or proprietary information, customer lists, technical information, data, process technology, plans, drawings, inventions, and discoveries whether or not patentable (collectively, “Trade Secrets”);

(ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, computer hardware, software and computer software, database technologies, systems, structures and architectures; and

(iii) all information concerning the business and affairs of any Acquired Company, including historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current, and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer and prospect lists and files, current and anticipated customer requirements, price lists, market studies, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented.

(b) Each Seller acknowledges the confidential and proprietary nature of the Confidential Information and agrees that such Seller and its trustees and beneficiaries shall (i) keep the Confidential Information confidential and deliver promptly to Buyer, or immediately destroy at Buyer’s option, all embodiments and copies of the Confidential Information that are in such Seller’s possession; (ii) not use the Confidential Information for any reason or purpose; and (iii) without limiting the foregoing, not disclose the Confidential Information to any Person, except with Buyer’s consent.

(c) Section 4.8(b) does not apply to any Confidential Information that (i) in the event that the Sellers are required to disclose the Confidential Information by law or regulation, or requested to do so by any Governmental Entity, or in connection with any legal proceedings; (ii) is or becomes generally available to the public other than as a result of a disclosure by the Sellers in violation of this agreement, or (iii) is or becomes available to the public on a non-confidential basis from a source other than the Sellers or their Affiliates.

(d) If any Seller becomes compelled in any legal proceeding to make any disclosure that is prohibited by this Section 4.8, such Seller shall, to the extent legally permissible, provide Buyer with prompt notice of such compulsion so that Buyer may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 4.8. In the absence of a protective order or other remedy, such Seller may disclose that portion (and only that portion) of the Confidential Information that, based upon the opinion of such Seller’s counsel, such Seller is legally compelled to disclose; provided, however, that such Seller shall use its best efforts to obtain written assurance that any Person to whom any Confidential Information is so disclosed shall accord confidential treatment to such Confidential Information.

ARTICLE V

INDEMNIFICATION

Section 5.1 Survival. The representations and warranties of the parties under this Agreement shall survive the execution and delivery of this Agreement and shall continue in full force and effect after the date hereof for a period of eighteen (18) months from the Closing Date; provided that the representations and warranties of Sellers contained in Sections 2.1, 2.2, 2.4, 2.14(b) and 2.27 (Sections 2.1, 2.2, 2.4, 2.14(b) and 2.27 being referred to herein as the “Fundamental Representations”) and of Buyer contained in Sections 3.1 and 3.2 shall survive the Closing and the consummation of the transactions contemplated hereby forever and the representations and warranties of Sellers contained in Section 2.16 (such representations being referred to herein as the “Extended Representations”) shall survive the Closing and the consummation of the transactions contemplated hereby until the expiration of the applicable statute of limitations for bringing a claim with respect to a breach of such provisions plus thirty (30) days. The covenants or agreements contained in this Agreement that by their terms are to be performed after the Closing Date shall continue until discharged in accordance with the terms hereof. No action for a breach of any representation or warranty contained herein shall be brought after the expiration of the survival of such representation or warranty, except for claims of which a party has received written notification setting forth in reasonable detail the claimed misrepresentation or breach of warranty, covenant or undertaking prior to such expiration.

Section 5.2 Indemnification by Sellers.

(a) From and after the Closing and subject to the restrictions and limitations in this Article V, Sellers, jointly and severally, shall indemnify Buyer, its Affiliates and each of their respective officers, shareholders, directors, employees and agents (collectively, “Buyer Indemnitees”) against and hold them harmless from any loss, liability, damages, fines, penalties, judgments, claims, causes of actions, obligations, awards, assessments, cost or expense (including external costs of investigation reasonable legal fees and expenses) (collectively, “Losses”) suffered or incurred by such Buyer Indemnitees to the extent arising from (i) any breach of any representation or warranty of Sellers contained in this Agreement or any document or certificate delivered at Closing (but excluding any Ancillary Agreement), (ii) any breach of any covenant or undertaking of Sellers contained in this Agreement, (iii) all Pre-Closing Taxes, and (iv) any Closing Date Indebtedness not deducted from the Initial Purchase Price or included in the calculation of Closing Date Working Capital. Notwithstanding the foregoing, the term “Losses” for all purposes under this Agreement shall not include, and no party shall be required to indemnify or hold harmless any other party for, any lost profits, multiple damages, restitution, mental or emotional distress, exemplary, consequential, incidental, special or punitive damages, except those with respect to third party claims.

(b) Notwithstanding anything to the contrary herein and without limiting the rights Buyer has under Section 5.2(a)(i) and the affirmative indemnities contained in Sections 5.2(a)(ii), 5.2(a)(iii) and 5.2(a)(iv) no Buyer Indemnitee shall be entitled to indemnification from Sellers (other than with respect to the Fundamental Representations or claims made pursuant to Section 2.16) pursuant to Section 5.2(a)(i) unless and until the cumulative amount of the Losses suffered or incurred by all Buyer Indemnitees exceeds Four Million Two Hundred Thousand Dollars (US$4,200,000) in the aggregate, and then only for the amount by which such Losses exceed such amount (the “Deductible Amount”).

(c) In no event shall Sellers’ aggregate liability under Section 5.2(a)(i) exceed:

(i) with respect to claims made pursuant to Section 5.2(a)(i) (other than the Fundamental Representations or Section 2.16) (the “Non-Fundamental Representation Claims”), Fifty-One Million Five Hundred Thousand Dollars (US$51,500,000); and

(ii) with respect to claims made pursuant to Section 5.2(a)(i) with respect to Fundamental Representations or Section 2.16, an amount equal to the Purchase Price less any amounts paid with respect to Non-Fundamental Representation Claims.

Section 5.3 Indemnification by Buyer.

(a) From and after the Closing Date and subject to the restrictions and limitations in this Article V, Buyer shall indemnify Sellers (“Sellers Indemnitees”) against and hold them harmless from any Losses suffered or incurred by such Sellers Indemnitees to the extent arising from (i) any breach of any representation or warranty of Buyer contained in this Agreement, (ii) any breach of any covenant or undertaking of Buyer contained in this Agreement, (iii) all Post-Closing Taxes, (iv) except with respect to any matter for which Buyer is indemnified under Section 5.2 herein, the operation of the Acquired Companies after the Closing Date, (v) any contracts and guarantees described in Section 4.7 with respect to events arising from and after Closing, (vi) the WARN Act or any similar foreign, state or local Law arising as a result of the transactions contemplated by this Agreement, and (vii) any claims for severance or other termination benefits asserted against any Sellers by any Employee who is terminated by Buyer or its Affiliates from and after the Closing Date and who is not a Leased Employee (as defined under the Employee Lease Agreement dated of even date herewith by and between PPC and JM Wireless, LLC).

(b) Notwithstanding anything to the contrary herein and without limiting the rights Sellers have under the affirmative indemnities contained in Sections 5.3(a)(ii), 5.3(a)(iii), 5.3(a)(iv), 5.3(a)(v), 5.3(a)(vi) and 5.3(a)(vii) no Sellers Indemnitee shall be entitled to indemnification from Buyer pursuant to Section 5.3(a)(i) (other than with respect to the representation or warranties set forth in Section 3.1 and Section 3.2) unless and until the cumulative amount of the Losses suffered or incurred by all Sellers Indemnitees exceeds the Deductible Amount in the aggregate, and then only for the amount by which such Losses exceed such amount.

(c) In no event shall Buyer’s aggregate liability under Section 5.3(a)(i) exceed:

(i) with respect to claims made pursuant to Section 5.3(a)(i) (other than the representation or warranties set forth in Section 3.1 and Section 3.2), Fifty-One Million Five Hundred Thousand Dollars (US$51,500,000); and

(ii) with respect to claims made pursuant to Section 5.3(a)(i) with respect to representation or warranties set forth in Section 3.1 and Section 3.2, an amount equal to the Purchase Price less any amounts paid with respect to other claims made pursuant to Section 5.3(a)(i).

Section 5.4 Single Recovery. Any liability for indemnification under this Article V shall be determined without duplication of recovery by reason of the set of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or undertaking, or one or more rights to indemnification, including any matter that has been taken into account as a liability in calculating Closing Net Working Capital pursuant to the provisions of Section 1.3 or for which any reserve has been established in the Financial Statements or in the books and records of Sellers in accordance with GAAP.

Section 5.5 Exclusive Remedy. Except for claims premised in fraud or claims for injunctive relief or specific performance, Buyer and Sellers each acknowledge and agree, for themselves and on behalf of their respective Affiliates, that the sole and exclusive remedy for any and all claims relating to breaches of representations, warranties, covenants and undertakings contained in this Agreement shall be pursuant to the indemnification provisions set forth in this Article V. In furtherance of the foregoing, Buyer and Sellers hereby waive, for themselves and on behalf of their respective Affiliates, to the fullest extent permitted under applicable Law, any and all rights of rescission or similar remedies. Any and all claims for indemnification made by Buyer Indemnitees pursuant to Section 5.2 shall first be satisfied out of the Indemnification Escrow Amount pursuant to the terms of the Escrow Agreement. Notwithstanding the foregoing, if Buyer make an indemnification claim for a breach of representations set forth in Section 2.14(b) which alleges that a tangible asset used in the Business was improperly transferred out of an Acquired Company in connection with the Wireless Restructuring, then Sellers shall have the right to cure such breach by promptly re-conveying such tangible asset to such Acquired Company at no cost to such Acquired Company.

Section 5.6 Indemnification Procedures. If there occurs an event or occurrence (including any claim asserted or action or proceeding commenced by a third party) which any party (an “Indemnified Party”) asserts constitutes an indemnifiable event pursuant to Sections 5.2 or 5.3, the Indemnified Party shall provide written notice to the party obligated to provide indemnification hereunder (an “Indemnifying Party”), setting forth the nature of the claim and the basis for indemnification hereunder. The Indemnified Party shall give such written notice to the Indemnifying Party, with respect to third party claims, promptly after it becomes aware of the existence of any such event or occurrence and, with respect to all claims that are not third party claims, promptly after determining in good faith that the Indemnified Party intends to assert a claim for indemnification hereunder. Such notice shall be a condition precedent to any liability of the Indemnifying Party hereunder; provided, however, that the failure to provide prompt notice as provided herein will not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure materially prejudices the Indemnifying Party hereunder. If a party receives written notice under this Article V and does not agree that it is required to indemnify (and, with respect to a third party claim, action or proceeding to defend) the party giving such notice, it shall give notice of the same (an “Objection Notice”) within thirty (30) calendar days of receipt of notice of the claim. In the event that the parties cannot agree whether such claim is indemnified hereunder within ten (10) calendar days after receipt of the Objection Notice, then the parties shall be free to pursue other available legal remedies to resolve such dispute. If no Objection Notice is received within such thirty (30) calendar day period, the party receiving notice of a claim shall be deemed to have acknowledged liability for indemnity for the relevant claim. In case any third-party action shall be brought against any Indemnified Party and it shall notify the Indemnifying Party of the commencement thereof and its claim for indemnification with respect thereto pursuant to Section 5.2 or Section 5.3, the Indemnifying Party shall be entitled to participate therein at its sole cost and expense. The Indemnifying Party, to the extent that it wishes, may assume the defense thereof with counsel selected by it and, after notice from the Indemnifying Party to the Indemnified Party of such election so to assume the defense thereof, provided that the Indemnifying Party has not denied its responsibility to indemnify the Indemnified Party hereunder in the entirety with respect to such matter or in any way reserved any right to contest its duty to defend and indemnify the Indemnified Party. In the event that the Indemnifying Party undertakes the defense of the Indemnified Party without a denial of indemnity or defense or a reservation of rights with respect to indemnity or defense, the Indemnified Party may participate in such action and employ separate counsel of its choice with the cost of the Indemnified Party’s separate counsel borne by the Indemnified Party; provided, that if such Objection Notice relates to a claim for an injunction against any business or operations of the Indemnified Party, then the Indemnified Party shall be entitled to retain control of the defense of such claim with counsel selected by it at the expense of the Indemnifying Party (and the Indemnifying Party shall be entitled only to participate in the defense of such claim, at its sole cost and expense through counsel of its own choice). The Indemnified Party agrees to cooperate fully with (and to provide all relevant, non-privileged documents and records and make all relevant personnel available to) the Indemnifying Party and its counsel in the defense of any such asserted claim at the cost of the Indemnifying Party. No Indemnified Party shall consent to the entry of any judgment or enter into any settlement without the consent of the Indemnifying Party, which consent shall not unreasonably be withheld or delayed, unless such judgment or settlement includes as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnifying Party of a release from all liability in respect to such claim. No Indemnifying Party shall be liable under this Article V for any settlement, compromise or discharge of any claim effected without its consent, which consent shall not be unreasonably withheld or delayed. No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement without the prior written consent, which consent shall not be unreasonably withheld or delayed, of the Indemnified Party unless (i) the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such judgment or settlement and such third-party claim, (ii) such judgment or settlement includes as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of an express, complete and unconditional release from all liability in respect to such claim; and (iii) the entry of such judgment or settlement does not impose non-monetary obligations on the Indemnified Party or otherwise prejudice the business or property interests of the Indemnified Party.

Section 5.7 Adjustments for Insurance and Taxes. Each Loss which an Indemnifying Party is required to pay pursuant to this Article V shall (i) be reduced by the amount of any insurance proceeds actually received by or on behalf of such Indemnified Party and (ii) be reduced or increased, as applicable, to take account of any reduction of net Taxes or increase in net Taxes actually realized by the Indemnified Party as a direct result of such Loss (determined after properly taking into account the actual and reasonably anticipated effect on (including increase of) Taxes (including future Taxes) of the Indemnified Party or any Affiliate thereof as a result of any indemnification amount paid or payable for such Loss under this Article V and any reasonable additional cost incurred to realize such net reduction in Taxes).

Section 5.8 Subrogation. Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this Article V, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party or its Affiliates may have against any other Persons with respect to the subject matter underlying such indemnification claim, and the Indemnified Party shall take such actions as the Indemnifying Party may reasonably require to perfect such subrogation or to pursue such rights against such other Persons as the Indemnified Party or its Affiliates may have.

Section 5.9 Treatment of Indemnity Claims. Any indemnification payment by Sellers pursuant to this Article V shall be treated as an adjustment to the Purchase Price hereunder.

Section 5.10 Materiality. In order to determine the amount of any Loss in connection with a claim for Indemnification for breach of representation and warranty pursuant to Sections 5.2(a)(i) or 5.3(a)(i), all qualifications or exceptions included in such representations or warranties relating to Material Adverse Effect, materiality or similar qualifications shall be disregarded.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Appointment of Seller Representative.

(a) The Sellers hereby irrevocably appoint JM Representatives, LLC, as such Sellers’ agents and attorneys-in-fact with full power and authority to act for and on behalf of each Seller to receive payments on behalf of each Seller (including each Seller’s portion of the Closing Payment), to give and receive notices and communications, to accept service of process on behalf of the Sellers pursuant to Section 5.6 and Section 6.10, to authorize and agree to adjustments to the Purchase Price under Section 1.3 and other applicable provisions of this Agreement and Escrow Agreement, to agree to, negotiate, enter into settlements and compromises of, and comply with judgments of courts or other Governmental Entities and awards of arbitrators, with respect to, any claims by any Buyer against any Seller or by any Seller against any Indemnified Party, or any other dispute between any Indemnified Party and any Seller, in each case relating to this Agreement or the transactions contemplated by this Agreement and to take all actions that are either (i) necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement.

(b) The Seller Representative will receive no compensation for services as the Seller Representative. At the Closing, Buyer shall cause the Seller Representative Reserve Account to be deposited with the Seller Representative in accordance with Section 1.2. The Seller Representative Reserve Account shall be used by the Seller Representative as shall be necessary to pay the expenses incurred by the Seller Representative in connection with the performance of its duties under this Agreement and the Escrow Agreement, including, but not limited to, professional fees and expenses of any attorney, accountant or other advisors retained by the Seller Representative and other reasonable out-of-pocket expenses incurred by the Seller Representative in connection with the performance of the Seller Representative’s duties under this Agreement and the Escrow Agreement. The Seller Representative Reserve Account shall not be used for any other purpose.

(c) The Sellers, on a several basis and not jointly, will indemnify the Seller Representative against any loss, liability or expense incurred by the Seller Representative while acting pursuant to any provision of this Section 6.1 on behalf of the Sellers.

(d) Any amount of the Seller Representative Reserve Amount that remains on the date when funds are last released under the Escrow Agreement shall thereafter be promptly disbursed by the Seller Representative to the Sellers in accordance with their percentages set forth on Schedule A.

(e) Buyer shall be entitled to rely upon any document or other paper delivered by Sellers’ Representative as being authorized by Sellers, and Buyer shall not be liable to any Seller for any action taken or omitted to be taken by Buyer based on such reliance.

Section 6.2 Amendment and Modification. This Agreement may only be amended, modified and supplemented by written agreement of the parties hereto.

Section 6.3 Notices. All notices, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier to, (b) five (5) days after being deposited in any United States Post Office enclosed in a postage prepaid, registered or certified envelope addressed to or (c) when successfully transmitted by fax (with a confirming copy of such communication to be sent as provided in clauses (a) or (b) above) to, the party for whom intended, at the address or fax number for such party set forth below (or at such other address or telecopier number for a party as shall be specified by like notice, provided, however, that the day any notice of change of address or telecopier number shall be effective only upon receipt):

(a)	if to Buyer, to:

Belden Inc.

7733 Forsyth Boulevard, Suite 800

St. Louis, Missouri 63105

Attn: General Counsel

Facsimile No: (314) 854-8001

with a copy to (which shall not constitute notice):

Lewis, Rice & Fingersh, L.C

600 Washington, Suite 2500

St. Louis, MO 63101

Attn: John C. Bodnar, Esq.

Facsimile No.: (314) 612-7761

(b)	if to Sellers or Seller Representative, to:

JM Representatives, LLC

c/o Ronald C. Berger

Bond Schoeneck & King

One Lincoln Center

Syracuse, NY 13202

Facsimile No.: (315) 218-8416

with a copy to (which shall not constitute notice):

Baker & McKenzie LLP

1114 Avenue of the Americas

New York, NY 10036

Attn: Alan F. Zoccolillo, Esq.

Facsimile No.: (212) 310-1729

Section 6.4 Interpretation; Certain Definitions.

(a) The term “Affiliate(s)” shall have the meaning set forth in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

(b) The term “Business Day” means a day, other than a Saturday or a Sunday, on which banking institutions in New York, NY are required to be open.

(c) The term “Closing Date Indebtedness” means, with respect to each of the Acquired Companies (i) all obligations for borrowed money (including principal, interest, fees and charges), whether or not evidenced by bonds, debentures, notes or similar instruments; (ii) all obligations evidenced by bonds, debentures, notes or other instruments; (iii) all obligations, contingent or otherwise, with respect to all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of any Acquired Company, and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations; (iv) any equity securities or other equity instrument issued by such Acquired Company, whether or not mandatorily redeemable, that under GAAP is or should be characterized as debt and not equity, whether pursuant to financial accounting standards board issuance No. 150, similar foreign accounting standards or otherwise; and (v) all obligations and liabilities of any Acquired Company incurred pursuant to any agreement, undertaking or arrangement by which such Acquired Company guarantees, endorses, acts as a surety, or otherwise becomes or is contingently liable for the items described in sub-clauses (i) through (iii) above for any other Person.

(d) The term “Employee Transaction Bonus” shall have the meaning set forth in the Flow of Funds Memorandum.

(e) The term “Environment” means soil, land surface and subsurface strata, surface waters (including navigable and nonnavigable inland and ocean waters), groundwater, drinking water supply, stream sediments, ambient air (indoor air), plant and animal life, and any other environmental medium or natural resource.

(f) The term “Environmental Law” means any Law that provides for or relates to:

(i) the use or transportation of any Hazardous Material, the release of Hazardous Material, violation of discharge or emission limits or other prohibitions, or any Hazardous Activity, including advising any appropriate authority, employee or the public with respect to any matter addressed in this subparagraph (i);

(ii) protecting the Environment; or

(iii) the cleanup of Hazardous Material that has been released, preventing its release, or addressing the threat of release, or paying the costs of such actions.

(g) “Flow of Funds Memorandum” means that certain Flow of Funds Memorandum exchanged by Buyer and Sellers’ Representative at the Closing.

(h) The term “Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment, or use of Hazardous Material and any other act, business, operation, or activity that increases the danger, or poses a risk of harm, to the Environment.

(i) The term “Hazardous Material” means any substance, material, or waste that is regulated by any Governmental Entity, including any material, substance, or waste that is defined or classified as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste, “restricted hazardous waste,” “contaminant,” “toxic waste,” “pollutant,” or “toxic substance” under any provision of Environmental Law, including petroleum, petroleum products, asbestos, or asbestos-containing material, urea formaldehyde, or polychlorinated biphenyls.

(j) The term “Invention Disclosure” means all invention disclosures relating to inventions conceived or reduced to practice by one or more officers, employees, independent contractors, or other parties with whom any Acquired Company may have collaborated in connection with developments on behalf of such Acquired Company’s business.

(k) The term “Major Customer” means the top fifteen (15) customers of the Business for the year ended December 31, 2011 (or such other period, as applicable) by sales.

(l) The term “Major Supplier” means the top fifteen (15) suppliers or service providers, but excluding professional service providers, of the Business for the year ended December 31, 2011(or such other period, as applicable) by total annual expenditures.

(m) The phrase “Ordinary Course of Business” means with respect to any Person, the ordinary course of business of such Person, consistent in all material respects with such Person’s past practice and custom, including with respect to any category, quantity or dollar amount, term and frequency of payment, delivery, accrual, expense or any other accounting entry.

(n) The term “Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, other entity or Governmental Entity.

(o) The phrase “to Sellers’ Knowledge,” “to the Knowledge of Sellers” or any similar phrase shall mean the actual knowledge, after reasonable due inquiry, of each of the following individuals, and the knowledge that each such individual would reasonably be expected to obtain in the course of diligently performing his duties for the Acquired Company: Christopher Day, Michael Stys, Wolfgang Geihe, David Jackson, John Mezzalingua and Mitch Parnell.

(p) The term “Survey” means the property survey attached as Schedule 6.4(p) hereto.

(q) The term “Seller Transaction Expenses” has the meaning set forth in the Flow of Funds Memorandum

(r) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(s) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(t) The words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

(u) As used in this Agreement, the phrase “made available” means posted to DataSite Project Panther at www.datasite.merrillcorp.com or provided by email to Buyer or its advisors or representatives.

(v) An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (b) such item is otherwise specifically set forth on the balance sheet or financial statements or (c) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(w) The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is material or would have a Material Adverse Effect. No disclosure on a Schedule relating to a possible breach or violation of any Contract or Law shall be construed as an admission or indication that breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Section 6.5 Rules of Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 6.6 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or as a PDF attachment to an e-mail is to be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered as an original siganture, and the document transmitted is to be considered to have the same binding effect as an original signature or an original document.

Section 6.7 Entire Agreement; Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein), the confidentiality agreement entered into by Buyer (or one of its Affiliates) and Sellers and the Exhibits and Schedules attached hereto (a) constitute the entire agreement, except as provided herein, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as set forth in Section 4.7, are not intended to confer upon any Person other than the parties hereto and their respective successors and assigns any rights or remedies hereunder.

Section 6.8 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 6.9 Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of New York, including New York Obligations Law Sections 5-1401 (Choice of Law) and 5-1402 (Choice of Forum), applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction (other than Sections 5-1401 and 5-1402).

Section 6.10 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the parties hereto submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, of the City of New York in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding in the courts of any jurisdiction. Any party hereto may make service on any other party by sending or delivering a copy of the process (i) to the party to be served at the address and in the manner provided for the giving of notices in Section 6.3 above. Nothing in this Section 6.10 however, shall affect the right of any party hereto to serve legal process in any other manner permitted by law or at equity. Each party hereto agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

(b) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY DEALINGS WITH ANY OTHER PARTY

RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ANCILLARY AGREEMENTS. THIS WAIVER IS IRREVOCABLE AND MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 6.10(b) AND EXECUTED BY EACH OF THE PARTIES HERETO). THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR THE ANCILLARY AGREEMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of the transactions contemplated by this Agreement or the Ancillary Agreements, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

Section 6.11 Specific Performance. The parties agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, irreparable damage shall occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 6.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its part of the equity securities or business of the Acquired Companies and may collaterally assign its rights under this Agreement to any financial institution providing financing in connection with the purchase and sale of the Shares, provided that any such assignment shall not relieve Buyer of its obligations hereunder.

Section 6.13 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement, the Ancillary Agreements, the transactions contemplated hereby or thereby, and the consummation of the transactions contemplated hereby or thereby, including any advisor fees and expenses, whether or not the transactions contemplated hereby or thereby are consummated (a) by Sellers (including, for costs incurred prior to the Closing, by the Acquired Companies which the Sellers have fully reimbursed the Acquired Companies for prior to Closing) shall be paid by Sellers, and (b) by Buyer or any of its Affiliates (including, for costs incurred following the Closing, the Acquired Companies) shall be paid by Buyer.

Section 6.14 No Set-Off. The obligations of Buyer and the Acquired Companies to pay to Sellers the Purchase Price and any other payments hereunder or under any Ancillary Agreement shall not be subject to any right of set-off against any of Sellers’ obligations whatsoever, and Buyer hereby irrevocably waive any and all such rights.

Section 6.15 Non-Recourse. No past, present or future manager, director, officer, employee, incorporator, agent, attorney or representative of Sellers or the Acquired Companies or any of their respective Affiliates shall have any personal liability to Buyer for any obligations or liabilities of Sellers or the Acquired Companies under this Agreement or any Ancillary Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby; provided that the foregoing will not affect Buyer’s recourse against Sellers hereunder.

Section 6.16 Headings. Headings of the Articles and Sections of this Agreement, and the Table of Contents are for convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

Section 6.17 Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 6.18 No Waiver. Neither any failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be waived by a party, in whole or in part, unless made in a writing signed by such party or Sellers’ Representative on behalf of a Seller; (b) a waiver given by a party will only be applicable to the specific instance for which it is given; and (c) no notice to or demand on a party will (i) waive or otherwise affect any obligation of that party or (ii) affect the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 6.19 Successors. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and permitted assigns of the parties.

[signatures appear on following page(s)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective Representative, directors, managers or officers thereunto duly authorized as of the date first written above.

BELDEN INC.

By:	/s/ Kevin Bloomfield
Name:	Kevin Bloomfield
Title:	Senior Vice President, Secretary and General Counsel

ACCEPTANCE AND AGREEMENT OF SELLER REPRESENTATIVE

The undersigned, being the Seller Representative appointed in Section 6.1 of the foregoing Agreement, agrees to serve as the Seller Representative and to be bound by the terms of the Agreement pertaining to that role.

Date: December 10, 2012	/s/ John D. Messalingua
John D. Mezzalingua, as Manager

Signatures for the remaining parties have been obtained and are omitted in accordance with Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted signatures to the Securities and Exchange Commission upon request.